AGREEMENT AND PLAN OF MERGER

                                  by and among

                              ELTRAX SYSTEMS, INC.,

                        DATATECH ACQUISITION CORPORATION,

                         RUDATA ACQUISITION CORPORATION,

                                 NORDATA, INC.,

                                  RUDATA, INC.

                                       AND

                          HOWARD B. AND RUBY LEE NORTON


                                  May 14, 1996



                                TABLE OF CONTENTS

                                                                         Page

ARTICLE 1         THE MERGER..............................................  1
         1.1      The Merger; Surviving Corporations......................  1
         1.2      Effective Time..........................................  2
         1.3      Conversion of Shares....................................  2
         1.4      Closing.................................................  2
         1.5      Merger Consideration....................................  3
         1.6      Exchange of Acquisition Sub Common Stock................  3
         1.7      Surrender of Companies' Stock Certificates..............  4
         1.8      Articles of Incorporation...............................  4
         1.9      Bylaws..................................................  4
         1.10     Directors and Officers..................................  4

ARTICLE 2         REPRESENTATIONS AND WARRANTIES
                  OF THE PARENT AND ACQUISITION SUB.......................  4
         2.1      Parent's Disclosure Schedule............................  4
         2.2      Organization............................................  4
         2.3      Authority and Validity of Agreement.....................  5
         2.4      Consents and Approvals..................................  5
         2.5      Capitalization..........................................  5
         2.6      Commission Reports......................................  6
         2.7      No Brokers or Finders...................................  6
         2.8      Non-Contravention.......................................  6
         2.9      Loss Contingencies; Other Non-Accrued Liabilities.......  7
         2.10     Investigations; Litigation..............................  7
         2.11     Absence of Certain Changes..............................  7
         2.12     Title to Property; Condition............................  8
         2.13     Tax Returns.............................................  8
         2.14     Insurance...............................................  9
         2.15     Benefit Plans...........................................  9
         2.16     Contracts and Commitments; No Default................... 12
         2.17     Compliance with Law..................................... 13
         2.18     Accuracy of Information................................. 13

ARTICLE 3         REPRESENTATIONS AND WARRANTIES
                  OF THE SHAREHOLDERS..................................... 14
         3.1      Shareholders' Disclosure Schedule....................... 14
         3.2      Corporate Organization.................................. 14
         3.3      Capitalization.......................................... 14
         3.4      Authorization........................................... 15
         3.5      Non-Contravention....................................... 15
         3.6      Consents and Approvals.................................. 15
         3.7      Financial Statements.................................... 16
         3.8      Loss Contingencies; Other Non-Accrued Liabilities....... 16
         3.9      Investigations; Litigation.............................. 16
         3.10     Absence of Certain Changes.............................. 17
         3.11     Title to Property; Condition............................ 17
         3.12     Inventories............................................. 18
         3.13     Receivables and Payables................................ 18
         3.14     Tax Returns............................................. 18
         3.15     Insurance............................................... 20
         3.16     Benefit Plans........................................... 20
         3.17     Bank Accounts; Powers of Attorney....................... 23
         3.18     Contracts and Commitments; No Default................... 23
         3.19     Orders, Commitments and Returns......................... 24
         3.20     Labor Matters........................................... 25
         3.21     Dealers and Suppliers................................... 25
         3.22     Licenses and Other Operating Rights..................... 25
         3.23     Compliance with Law..................................... 25
         3.24     Physical Assets of Business............................. 26
         3.25     Brokers................................................. 26
         3.26     Accuracy of Information................................. 26
         3.27     Shareholders Representations............................ 26

ARTICLE 4         COVENANTS............................................... 27
         4.1      Companies' Agreements as to Specified Matters........... 27
         4.2      Conduct of the Companies' Business...................... 28
         4.3      No Solicitation of Alternate Transaction by the
                  Shareholders or Companies............................... 29
         4.4      Full Access to Parent................................... 29
         4.5      Confidentiality......................................... 30
         4.6      Consummation; Consents; Removal of Objections........... 30
         4.7      Further Assurances; Cooperation; Notification........... 30
         4.8      Supplements to Disclosure Schedule...................... 30
         4.9      Public Announcements.................................... 31
         4.10     Broker Fee Arrangements................................. 31
         4.11     Tax Liability of Surviving Corporations................. 31
         4.12     Registration Rights..................................... 31
         4.13     Employment Terms for Employees of Surviving Corporation. 31
         4.14     Restrictive Legend...................................... 31
         4.15     Maintenance of and Access to Books and Records.......... 32
         4.16     Preparation of Tax Returns.............................. 32
         4.17     Amendment of Prior Returns; Audit....................... 32
         4.18     Successors and Assigns.................................. 32
         4.19     Loans to Shareholders................................... 33
         4.20     Schedule 13D............................................ 33
         4.21     Divestment of Interest.................................. 33

ARTICLE 5         CONDITIONS TO OBLIGATION OF PARENT...................... 33
         5.1      Representations and Warranties True..................... 33
         5.2      Performance............................................. 33
         5.3      Required Approvals and Consents......................... 33
         5.4      Adverse Changes......................................... 34
         5.5      No Proceeding or Litigation............................. 34
         5.6      Opinion of Counsel for the Companies and Shareholders... 34
         5.7      Legislation............................................. 34
         5.8      Acceptance by Counsel to Parent......................... 34
         5.9      Certificates............................................ 34
         5.10     Due Diligence........................................... 34
         5.11     Escrow Agreement........................................ 34
         5.12     Employment and Noncompete Agreements.................... 34
         5.13     Divestiture of Interest................................. 34

ARTICLE 6         CONDITIONS TO THE OBLIGATION OF THE COMPANIES AND
                  SHAREHOLDERS............................................ 35
         6.1      Representations and Warranties True..................... 35
         6.2      Performance............................................. 35
         6.3      Required Approvals and Consents......................... 35
         6.4      No Proceeding or Litigation............................. 35
         6.5      Certificates............................................ 35
         6.6      Opinion of Parent Counsel............................... 35
         6.7      Escrow Agreement........................................ 35
         6.8      Acceptance by Counsel to Shareholders................... 36
         6.9      Employment and Noncompete Agreement with Shareholders... 36
         6.10     Adverse Changes......................................... 36
         6.11     Legislation............................................. 36
         6.12     Assistance Agreement.................................... 36

ARTICLE 7         TERMINATION AND ABANDONMENT............................. 36
         7.1      Methods of Termination.................................. 36
         7.2      Procedure Upon Termination.............................. 37

ARTICLE 8         SURVIVAL AND INDEMNIFICATION............................ 37
         8.1      Survival................................................ 37
         8.2      Indemnification by Parent............................... 37
         8.3      Indemnification by Shareholders......................... 37
         8.4      Indemnification by Shareholders -- Other................ 38
         8.5      Limitation on Indemnification........................... 38
         8.6      Indemnification De Minimis Threshold.................... 38
         8.7      Claims for Indemnification.............................. 39

ARTICLE 9         MISCELLANEOUS PROVISIONS................................ 40
         9.1      Expenses................................................ 40
         9.2      Amendment and Modification.............................. 40
         9.3      Waiver of Compliance; Consents.......................... 40
         9.4      No Third Party Beneficiaries............................ 40
         9.5      Notices................................................. 41
         9.6      Assignment.............................................. 42
         9.7      Governing Law........................................... 42
         9.8      Counterparts............................................ 42
         9.9      Headings................................................ 42
         9.10     Entire Agreement........................................ 42
         9.11     Injunctive Relief....................................... 42
         9.12     Arbitration............................................. 43
         9.13     List of Defined Terms................................... 43
         9.14     Attorneys Fees.......................................... 43
         9.15     Knowledge of the Companies and Shareholders............. 43


EXHIBITS

Exhibit 1.1(a)    Articles of Merger - Datatech Acquisition Sub into Nordata - Minnesota
Exhibit 1.1(b)    Articles of Merger - Rudata Acquisition Sub into Rudata - Minnesota
Exhibit 1.1(c)    Agreement of Merger - Datatech Acquisition Sub into Nordata - California
Exhibit 1.1(d)    Agreement of Merger - Rudata Acquisition Sub into Rudata - California
Exhibit 1.5(a)    Allocation of Merger Consideration
Exhibit 1.5(b)    Escrow Agreement
Exhibit 1.10      List of Directors and Officers of Acquisition Subs
Exhibit 2.1       Parent's Disclosure Schedule
Exhibit 2.5       Parent's Commission Reports
Exhibit 3.1       Shareholders' Disclosure Schedule
Exhibit 3.7       Financial Statements of the Companies
Exhibit 4.10      Broker Fee Arrangements
Exhibit 4.12      Registration Rights of Shareholders
Exhibit 5.6       Form of Opinion of Counsel for the Companies and Shareholders
Exhibit 5.12      Form of Employment and Noncompete Agreements
Exhibit 6.6       Form of Opinion of Counsel for the Parent and Acquisition Subs
Exhibit 9.13      List of Defined Terms



                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of May 14, 1996 (the "Agreement"), is by and among ELTRAX SYSTEMS, INC., a Minnesota corporation (the "Parent"), DATATECH ACQUISITION CORPORATION, a Minnesota corporation and a wholly owned subsidiary of the Parent ("Datatech Acquisition Sub"), RUDATA ACQUISITION CORPORATION, a Minnesota corporation and a wholly owned subsidiary of the Parent ("Rudata Acquisition Sub") (Datatech Acquisition Sub and Rudata Acquisition Sub are herein after referred to collectively as the "Acquisition Subs") and NORDATA, INC., a California corporation ("Nordata"), Rudata, Inc., a California corporation ("Rudata") and Howard B. and Ruby Lee Norton, the sole shareholders of Nordata and Rudata (individually, a "Shareholder" and collectively, the "Shareholders"). Nordata and Rudata are sometimes hereinafter referred to as the "Companies." The Companies and Acquisition Subs are sometimes hereinafter referred to as the "Constituent Corporations."

         A. WHEREAS, the Boards of Directors of Parent, Datatech Acquisition Sub and Nordata each have approved the merger of Datatech Acquisition Sub with and into Nordata, upon the terms and subject to the conditions set forth herein and deem it advisable and in the best interests of their respective shareholders that the foregoing merger be consummated;

         B. WHEREAS, the Boards of Directors of Parent, Rudata Acquisition Sub and Rudata each have approved the merger of Rudata Acquisition Sub with and into Rudata, upon the terms and subject to the conditions set forth herein and deem it advisable and in the best interests of their respective shareholders that the merger described in this paragraph B be consummated (the merger described in paragraph A above and the merger described in this paragraph B are hereinafter referred to collectively as the "Merger");

         C. WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") by reason of Section 368(a)(2)(E) of the Code; and

         D. WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE 1
                                   THE MERGER

         1.1 The Merger; Surviving Corporations. Subject to the terms and conditions of this Agreement and the articles of merger attached hereto as
Exhibit 1.1(a) and 1.1(b) to be filed in the State of Minnesota and the agreements of merger attached hereto as Exhibit 1.1(c) and 1.1(d) to be filed in the State of California(collectively the "Plan of Merger"), at the Effective Time (as defined in Section 1.2 hereof), Datatech Acquisition Sub will be merged with and into Nordata and Rudata Acquisition Sub will be merged with and into Rudata, in accordance with the applicable provisions of the Minnesota Business Corporation Act (the "MBCA") and the California General Corporation Law (the "CGCL"), whereupon the separate existence of Datatech Acquisition Sub and Rudata Acquisition Sub will cease and Nordata and Rudata will continue as the surviving corporations (collectively the "Surviving Corporations").

         1.2 Effective Time. Simultaneously with the Closing, the parties hereto will effect the Merger by filing the required number of originals of articles of merger (substantially in the form provided for in the Plan of Merger) in accordance with the applicable provisions of the MBCA and the CGCL (the "Articles of Merger"). The Merger will become effective at the time of filing of the Articles of Merger. The time when the Merger will become effective is referred to herein as the "Effective Time."

         1.3 Conversion of Shares. At the Effective Time:

                  (a) Each share of common stock of Nordata, no par value (the "Nordata Common Stock"), issued and outstanding immediately prior thereto (except for shares referred to in Section 1.3(c) hereof) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a proportionate part of the Merger Consideration (as defined in Section 1.5(a) herein). Each share of common stock of Rudata, no par value (the "Rudata Common Stock"), issued and outstanding immediately prior thereto (except for shares referred to in Section 1.3(c)) hereof, will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a proportionate part of the Merger Consideration (as defined in Section 1.5(a) herein).

                  (b) Each share of common stock of Datatech Acquisition Sub, par value $.01 per share (the "Datatech Acquisition Sub Common Stock"), issued and outstanding immediately prior thereto will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of the common stock of Nordata, no par value (the "Nordata Surviving Corporation Common Stock").

                  (c) Each share of common stock of Rudata Acquisition Sub, par value $.01 per share (the "Rudata Acquisition Sub Common Stock"), issued and outstanding immediately prior thereto, will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of the common stock of Rudata, par value $.01 per share (the "Rudata Surviving Corporation Common Stock").

                  (d) The Shareholders of Nordata Common Stock and Rudata Common Stock will cease to have any rights as shareholders of the Companies, except such rights, if any, as they may have pursuant to the MBCA and the CGCL.

         1.4 Closing. Unless this Agreement has been terminated and the transactions contemplated herein have been abandoned pursuant to Article 7 hereof, a closing (the "Closing") will be held on or before May 22, 1996 (the "Closing Date"); provided, however, that if any of the conditions provided for in Articles 5 and 6 hereof have not been satisfied or waived by such date, then the party to this Agreement which is unable to satisfy such condition or conditions, despite the best efforts of such party, will be entitled to postpone the Closing by notice to the other parties until such condition or conditions have been satisfied (which such notifying party will seek to cause to happen at the earliest practicable date) but in no event later than May 30, 1996 (the "Termination Date"). The Closing will be held at the offices of Brown & Streza, 7700 Irvine Center Drive, Suite 900, Irvine, CA 92718 or such other place as the parties may agree, at 9:00 a.m., local time or such other time as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties.

         1.5 Merger Consideration.

                  (a) Merger Consideration and Nature of Payment. The aggregate consideration payable to the Shareholders upon consummation of the Merger and the surrender of all the issued and outstanding shares of capital stock of each of the Companies (the "Merger Consideration") will be equal to One Million Nine Hundred Eighty Three Thousand (1,983,000) shares of common stock, par value $.01 per share, of Parent (the "Parent Common Stock"), and One Million Sixteen Thousand Dollars ($1,016,000). Each such share of Parent Common Stock will be fully paid and nonassessable and will be restricted, as defined in Rule 144 promulgated by the Securities and Exchange Commission (the "Commission"). The Merger Consideration payable to the Shareholders hereunder will be allocated among the Shareholders in the manner set forth in Exhibit 1.5(a) hereof. If the allocation of the Merger Consideration is not completed on the date of execution of this Agreement, the parties agree that such allocation will be prepared by Parent and its certifying independent accountant in such a manner that will preserve the tax free nature of the exchange of stock in the transactions contemplated by this Agreement (other than with respect to the cash portion of the Merger Consideration).

                  (b) Payment of Merger Consideration. At the Closing upon surrender of all the issued and outstanding shares of capital stock of each of the Companies, Parent will pay to the Shareholders the aggregate sum of One Million Sixteen Thousand Dollars ($1,016,000) and will deliver to the Shareholders on the Closing Date One Million Five Hundred Thirty-Three Thousand (1,533,000) shares of restricted (as defined in Commission Rule 144) Parent Common Stock, all such consideration to be allocated to the Shareholders in accordance with
         Exhibit 1.5(a) hereof. In addition, Parent will deliver certificates representing Four Hundred Fifty Thousand (450,000) shares of Parent Common Stock (the "Escrowed Shares"), allocated between the Shareholders in accordance with Exhibit 1.5(a) hereof, to be placed in escrow subject to the terms and conditions of the Escrow Agreement in the form of Exhibit 1.5(b) hereof (the "Escrow Agreement"). The Escrowed Shares will be held as a source of funds for the indemnification obligations of the Shareholders set forth in Article 8 hereof.

         1.6 Exchange of Acquisition Sub Common Stock. From and after the Effective Time, each outstanding certificate previously representing shares of Datatech Acquisition Sub Common Stock will be deemed for all purposes to evidence ownership of and to represent the number of shares of Nordata Surviving Corporation Common Stock into which such shares of Datatech Acquisition Sub Common Stock have been converted. From and after the Effective Time, each outstanding certificate previously representing shares of Rudata Acquisition Sub Common Stock will be deemed for all purposes to evidence ownership of and to represent the number of shares of Rudata Surviving Corporation Common Stock into which such shares of Rudata Acquisition Sub Common Stock have been converted. Promptly after the Effective Time, each of the Surviving Corporations will issue to the Parent a stock certificate or certificates representing such shares of the Surviving Corporations' Common Stock in exchange for the certificate or certificates which formerly represented shares of the respective Acquisition Sub Common Stock, which will be cancelled.

         1.7 Surrender of Companies' Stock Certificates.

                  (a) At Closing, the Shareholders will deliver the share certificates representing all of the issued and outstanding shares of capital stock of each of the Companies, and the certificates so surrendered will forthwith be cancelled.

                  (b) The Merger Consideration payable to the Shareholders pursuant to Section 1.5 hereof will be deemed to have been paid and issued in full satisfaction of all rights of the Shareholders pertaining to each of such Shareholder's shares of capital stock of each of the Companies.

         1.8 Articles of Incorporation. The articles of incorporation of Nordata and Rudata as in effect immediately prior to the Effective Time will be the articles of incorporation of the respective Surviving Corporations until further amended in accordance with applicable law.

         1.9 Bylaws. The bylaws of Nordata and Rudata as in effect immediately prior to the Effective Time will be the bylaws of the respective Surviving Corporations until amended or repealed in accordance with the articles of incorporation of the respective Surviving Corporations and applicable law.

         1.10 Directors and Officers. Immediately after the Effective Time of the Merger, the directors and officers of the respective Surviving Corporations will be as set forth in Exhibit 1.10 attached hereto, and will serve in such capacities until their respective successors are duly elected and qualified.


                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES
                       OF THE PARENT AND ACQUISITION SUBS

         The Parent and Acquisition Subs jointly and severally represent and warrant to the Shareholders as follows:

         2.1 Parent's Disclosure Schedule. The Parent's Disclosure Schedule marked as Exhibit 2.1 hereto (the "Parent's Disclosure Schedule") is divided into sections which correspond to the Sections of this Article 2. The Parent's Disclosure Schedule is accurate and complete. For purposes of the Parent's Disclosure Schedule, disclosure in one Section will constitute disclosure for purposes of any other Section of this Agreement.

         2.2 Organization. Each of the Parent and the Acquisition Subs is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and each has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as now being conducted. Each of the Parent and the Acquisition Subs is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify could have a material adverse effect on the business, results of operations or financial condition of the Parent and its subsidiaries taken as a whole. The Parent has previously delivered to the Shareholders or their representative, accurate and complete copies of the articles of incorporation and bylaws, as currently in effect, of each of the Parent and each of the Acquisition Subs.

         2.3 Authority and Validity of Agreement. Each of the Parent and the Acquisition Subs has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of the Parent and the Acquisition Subs and by the Parent as the sole shareholder of the Acquisition Subs, and no other corporate proceedings on the part of the Parent or the Acquisition Subs are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Parent and the Acquisition Subs and constitutes a valid and binding obligation of the Parent and the Acquisition Subs, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect which affect creditors' rights generally.

         2.4 Consents and Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not:
(a) violate any provision of the articles of incorporation or bylaws of the Parent or the Acquisition Subs; (b) violate any statute, rule, regulation, order or decree of any public body or authority by which the Parent or any of its respective properties or assets may be bound or affected; (c) except for any applicable requirements of the Securities Act of 1933, as amended (the "1933 Act") and state securities laws, and the filing and recordation of appropriate merger documents as required by the MBCA and the CGCL (as the case may be), require any filing with or permit, consent or approval of any public body or authority or any other person or entity; or (d) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any obligation, agreement, commitment or authorization, to which the Parent or any is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

         2.5 Capitalization. The authorized capital stock of the Parent consists of 8,000,000 shares of Parent Common Stock and 1,000,000 shares of undesignated preferred stock, of which there are 4,498,563 shares of Parent Common Stock and 4,000 shares of Series A Preferred Stock issued and outstanding (which shares of Series A Preferred Stock are convertible into 40,000 shares of Parent Common Stock). The authorized capital stock of Datatech Acquisition Sub consists of 1,000 shares of Datatech Acquisition Sub Common Stock, all of which are issued and outstanding and owned by the Parent. The authorized Stock of Rudata Acquisition Sub consists of 1,000 shares of Rudata Acquisition Sub Common Stock, all of which are issued and outstanding and owned by the Parent. All shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof will be, at the time of issuance and delivery, validly issued, fully paid, nonassessable and free of preemptive rights. Except options to purchase 499,090 shares of Parent Common Stock heretofore granted pursuant to the Parent's 1995 Stock Incentive Plan (the "1995 Plan") and 1992 Stock Incentive Plan (the "1992 Plan") and currently outstanding, non-plan options (options granted by the Company not under either the 1992 Plan or the 1995 Plan) to purchase 45,000 shares of Parent Common Stock heretofore granted by the Parent and currently outstanding, warrants to purchase 819,497 shares of Parent Common Stock heretofore granted by the Parent and currently outstanding, there are not any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, restrictions, arrangements or any other agreements of any character that, directly or indirectly, (a) obligate the Parent to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (b) call for or relate to the sale, pledge, transfer or other disposition or encumbrance by the Parent of any shares of its capital stock, or (c) relate to the voting or control of such capital stock.

         2.6 Commission Reports. Parent has duly and timely made all required filings with the Commission under the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, and all of the reports, forms and documents so filed complied in all material respects with all applicable requirements. Parent has heretofore delivered to Shareholders and the Companies accurate and complete copies of the reports, proxy statements and registration statements listed on Exhibit 2.5 hereto which have been filed with the Securities and Exchange Commission. To the knowledge of Parent, none of such reports, proxy statements or registration statements contained any untrue statements of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Parent, the consolidated financial statements and schedules of Parent contained in such public reports (or incorporated therein by reference) were prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as noted therein, and fairly present the consolidated financial condition and results of operations of Parent and its subsidiaries as at the respective dates thereof and for the periods indicated therein, subject (in the case of interim unaudited financial statements) to normal year-end audit adjustments, none of which will be material.

         2.7 No Brokers or Finders. Except with respect to the Broker Fee Agreement dated as of May 17, 1996 by and among Parent, Garte Torre Global Capital Markets and Harvey Garte and Richard M. Torre, neither the Parent nor any Acquisition Sub has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby.

         2.8 Non-Contravention. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles or certificate of incorporation or bylaws of the Parent; (ii) except for such violations, conflicts, defaults, accelerations, terminations, cancellations, impositions of fees or penalties, mortgages, pledges, liens, security interests, encumbrances, restrictions and charges which would not, individually or in the aggregate, have a material adverse affect on the business of the Parent taken as a whole (A) be in conflict with, or constitute a default under, any note, bond, lease, mortgage, indenture, license, contract, franchise, permit, instrument or other agreement or obligation to which the Parent is a party or (B) result in the creation or imposition of any mortgage, lien, security interest, encumbrance or charge of any kind, upon any property or assets of the Parent under any contract, agreement or commitment to which the Parent is a party; or (iii) to the Parent's knowledge, violate any law, judgement, decree, order, regulation or ordinance or other similar authoritative matters of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (hereinafter sometimes separately referred to as an "Authority" and sometimes collectively as "Authorities") (sometimes hereinafter separately referred to as a "Law" and sometimes collectively as "Laws") by which the Parent is bound or affected.

         2.9 Loss Contingencies; Other Non-Accrued Liabilities. Except as described on the Parent's Disclosure Schedule, to the Parent's knowledge, Parent does not have (i) any loss contingencies which are not required by generally accepted accounting principles to be accrued; (ii) any loss contingencies involving an unasserted claim or assessment which are not required by generally accepted accounting principles to be disclosed because the potential claimants have not manifested to Parent an awareness of a possible claim or assessment; or
(iii) any categories of known liabilities or obligations (other than non-pension post-retirement medical care, dental care, life insurance or other benefits) which are not required by generally accepted accounting principles to be accrued. For purposes of this Agreement, "loss contingency" will have the meaning accorded to it by generally accepted accounting principles.

         2.10 Investigations; Litigation. Except as set forth in the Parent's Disclosure Schedule, to the Parent's knowledge, there are no claims, actions, suits or proceedings by any private party or by any governmental body or authority (including any nongovernmental self-regulatory agency), nor any investigations or reviews by any federal, state, local or foreign body or authority (including any nongovernmental self-regulatory agency), against or affecting the Parent, that are pending or, to the Parent's knowledge threatened, at law or in equity. To the Parent's knowledge, there is no basis for any such investigation, review, claim, action, suit or proceeding.

         2.11 Absence of Certain Changes. Except as set forth on the Parent's Disclosure Schedule, except as expressly authorized by this Agreement, and except as is in the ordinary course of business and consistent with past practice, since December 31, 1995, Parent has not:

                  (a) Suffered any adverse change in its condition (financial or otherwise), working capital, assets, properties, liabilities, obligations, reserves or businesses, or experienced any event or failed to take any action which could reasonably be expected to have a material adverse effect on the business of the Parent;

                  (b) Suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) or suffered any loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers or other favorable business relationships which could reasonably be expected to have a material adverse affect on the business of the Parent;

                  (c) Declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or purchased or redeemed any shares of its capital stock;

                  (d) Except in accordance with the Parent's 1995 Plan or pursuant to the exercise of outstanding warrants or options previously granted by Parent, issued or sold any shares of its capital stock, or any options, warrants, conversion, exchange or other rights to purchase or acquire any such shares or any securities convertible into or exchangeable for such shares;

                  (e) Incurred any indebtedness for borrowed money;

                  (f) Mortgaged, pledged, or subjected to any material lien, lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible;

                  (g) Acquired or disposed of any material assets or properties;

                  (h) Forgiven or cancelled any material debts or claims, or waived any material rights;

                  (i) Entered into any material transaction other than in the ordinary course of business;

                  (j) Granted to any officer or salaried employee or any other employee any material increase in compensation in any form or made any material payments for severance or termination pay;

                  (k) Entered into any material commitment for capital expenditures for additions to plant, property or equipment; or

                  (l) Agreed, whether in writing or otherwise, to take any action described in this Section.

         2.12 Title to Property; Condition. Except as set forth on the Parent's Disclosure Schedule, Parent has good and merchantable right, title and interest in and to all of the machinery, equipment, terminals, computers, vehicles, personal property and all other assets reflected in the Parent's balance sheet as of December 31, 1995 included in the Parent's unaudited financial statements included in the Parent's most recent Form 10-QSB for the quarter ended December 31, 1995 ("Parent's Latest Balance Sheet") and all of the assets purchased or otherwise acquired since the date of Parent's Latest Balance Sheet (except for such assets as may have been sold or otherwise disposed of in the ordinary course of business since the date of Parent's Latest Balance Sheet), subject to no mortgage, pledge, lien or security interest of any kind or nature (whether or not of record). Except as set forth on the Parent's Disclosure Schedule, the items of equipment and other personal property of Parent that are necessary to the conduct of the business of Parent is in good operating condition and repair and fit for the intended purpose thereof, ordinary wear and tear excepted, and no material maintenance, replacement or repair has been deferred or neglected.

         2.13 Tax Returns. For purposes of this Agreement, the term "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, customs, duties or other taxes, fees, assessments, charges or levies of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes. In addition, the term "Tax Returns" means all returns, declarations, reports, statements and other documents required to be filed with any Authority in respect of Taxes, and the term "Tax Return" means any one of the foregoing Tax Returns. Except as set forth on the Parent's Disclosure Schedule, to the knowledge of Parent:

                  (a) LIABILITY FOR TAXES. Parent has been responsible for and will pay all Taxes attributable to or arising from the business and operations of Parent conducted on or before the Closing Date.

                  (b) FILING OF TAX RETURNS. All Tax Returns required to be filed on or prior to the date hereof by Parent with respect to Taxes of Parent have been properly completed and duly filed on a timely basis and in correct form. As of the time of filing, the foregoing Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of Parent or any other information required to be shown thereon. There is no material omission, deficiency, error, misstatement or misrepresentation, whether innocent, intentional or fraudulent, in any Tax Return filed by the Parent for any period.

                  (c) PAYMENT OF TAXES. With respect to all amounts of Taxes imposed upon the Parent, or for which Parent is or could be liable, whether to taxing Authorities (as, for example, under Law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax Laws and agreements have been or will be fully complied with, and all such amounts of Taxes required to be paid by Parent to taxing Authorities or others on or before the date hereof have been duly paid or will be paid on or before the Closing Date; the reserves for all such Taxes reflected in the Parent's Latest Balance Sheet are adequate and there are no liens for such Taxes upon any property or assets of the Parent. Parent withheld and remitted all amounts required to be withheld and remitted by it in respect of Taxes.

                  (d) AUDITS AND EXTENSIONS. Neither the federal Tax Returns of the Parent nor any state or local or foreign Tax Return of the Parent has been examined by the Internal Revenue Service or any similar state or local or foreign Authority. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period.

                  (e) INDEPENDENT CONTRACTORS AND EMPLOYEES. For purposes of computing Taxes and the filing of Tax Returns, Parent has not failed to treat as "employees" any individual providing services to Parent who would be classified as an "employee" under the applicable rules or regulations of any Authority with respect to such classification.

         2.14 Insurance. Parent maintains adequate insurance policies covering fire and other casualty, general liability, theft, life, workers' compensation, health, directors and officers liability, business interruption and other forms of insurance owned or held by Parent. All present policies are in full force and effect and all premiums with respect thereto have been paid. Parent has not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past three years.

         2.15 Benefit Plans. Except as set forth on the Parent's Disclosure
Schedule:

                  (a) Neither the Parent nor any other "person" within the meaning of Section 7701(a)(1) of the Code, that together with the Companies are considered a single employer pursuant to Sections 414(b),
         (c), (m) or (o) of the Code or Sections 3(5) or 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (an "Affiliated Organization") sponsors, maintains, contributes to, is required to contribute to or has any liability of any nature, whether known or unknown, direct or indirect, absolute or contingent, with respect to, any "employee pension benefit plan" ("Pension Plan") as such term is defined in Section 3(2) of ERISA, including without limitation, any such plan that is excluded from coverage by Section 4(b)(5) of ERISA or is a "Multiemployer Plan" within the meaning of
         Section 3(37) or 4001(a)(3) of ERISA. Each such Pension Plan has been operated in all material respects in accordance with its terms and in material compliance with the applicable provisions of ERISA, the Code and all other applicable Law. All Pension Plans which the Companies operate as plans that are intended to qualify under the provisions of
         Section 401(a) of the Code materially satisfy in all material respects in form and operation the requirements of Section 401(a) and all other sections of the Code incorporated therein, including without limitation Sections 401(k) and 401(m) of the Code.

                  (b) Neither the Parent nor any Affiliated Organization has any liability of any nature, whether known or unknown, direct or indirect, or absolute or contingent, to any Pension Plan, the Pension Benefit Guaranty Corporation ("PBGC") or any other person, arising directly or indirectly under Title IV of ERISA. No "reportable event," within the meaning of Section 4043(b) of ERISA, has occurred with respect to any Pension Plan. Neither of the Parent nor any Affiliated Organization has ceased operations at any facility or withdrawn from any Pension Plan in a manner which could subject the Affiliated Companies or Affiliated Organization to liability under Section 4062(e), 4063 or 4064 of ERISA. Neither the Parent nor any Affiliated Organization maintains, contributes to, has participated in or agreed to participate in any Multiemployer Plan (either pension or welfare). Neither the Parent nor any Affiliated Organization currently has any obligation, known or unknown, direct or indirect, absolute or contingent, to make any withdrawal liability payment to any Multiemployer Plan. Neither the Parent nor any Affiliated Organization has been a party to a sale of assets to which Section 4204 of ERISA applied with respect to which it could incur any withdrawal liability (including any contingent or secondary withdrawal liability) to any Multiemployer Plan. Neither the Parent nor any Affiliated Organization has incurred (or has experienced an event that will, within the ensuing 12 months, result in) a "complete withdrawal" or "partial withdrawal," as such terms are defined respectively in Sections 4203 and 4205 of ERISA, with respect to a Multiemployer Plan, and nothing has occurred that could to result in such a complete or partial withdrawal.

                  (c) Neither the Parent nor any Affiliated Organization sponsors, maintains, contributes to, is required to contribute to or has any liability of any nature, whether known or unknown, direct or indirect, or absolute or contingent, with respect to, any "employee welfare benefit plan" ("Welfare Plan") as such term is defined in
         Section 3(1) of ERISA, whether insured or otherwise. Each Welfare Plan has been operated in all material respects in accordance with its terms and in material compliance with the applicable provisions of ERISA, the Code and all other applicable Law. Neither the Parent nor any Affiliated Organization has established or contributed to, is required to contribute to or has any liability of any nature, whether known or unknown, direct or indirect, or absolute or contingent, with respect to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code, "welfare benefit fund" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of Section 419A of the Code or "multiple employer welfare arrangement" within the meaning of Section 3(40) or ERISA. No Welfare Plan which is a Multiemployer Plan within the meaning of Section 3(37) of ERISA imposes any post-withdrawal liability or contribution obligations upon the Companies or Affiliated Organizations. Neither the Parent nor any Affiliated Organization maintains, contributes to or has any material liability of any nature, whether known or unknown, direct or indirect, or absolute or contingent, with respect to medical, health, life or other welfare benefits for present or future terminated employees or their spouses or dependents other than as required by Part 6 of Subtitle B of Title I of ERISA or any comparable state law.

                  (d) Neither the Parent nor any Affiliated Organization is a party to, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, or absolute or contingent, with respect to, any bonus plan, incentive plan, stock plan or any other current or deferred compensation (other than current salary or wages paid in the form of cash), separation, retention, severance, paid time off or similar agreement, arrangement or policy, or any individual employment or consulting or personal service agreement, other than a Pension Plan or Welfare Plan ("Compensation Plans"). Each Compensation Plan has been operated in all material respects in accordance with its terms and in compliance with the applicable provisions of all applicable Law.

                  (e) There are no facts or circumstances which could, directly or indirectly, subject the Companies or any Affiliated Organization to any excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, penalty tax or other liability under Chapter 68 of Subtitle F of the Code or civil penalty arising under Section 502 of ERISA.

                  (f) Full payment has been made of all amounts which the Parent or any Affiliated Organization are required, under applicable Law, the terms of any Pension Plan, Welfare Plan or Compensation Plan, or any agreement relating to any Pension Plan or Welfare Plan or Compensation Plan, to have paid as a contribution, premium or other remittance thereto or benefit thereunder. Each Pension Plan that is subject to the minimum funding standards of Section 412 of the Code and Section 302 of ERISA meets those standards and has not incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code and no waiver of any minimum funding requirement under Section 412 of the Code has been applied for or obtained with respect to any such Pension Plan. The Parent and each Affiliated Organization have made adequate provisions for reserves or accruals in accordance with generally accepted accounting principles to meet contribution, benefit or funding obligations arising under applicable Law or the terms of any Pension Plan or Welfare Plan or Compensation Plan or related agreement. There will be no change on or before Closing in the operation of any Pension Plan, Welfare Plan or Compensation Plan or any documents with respect thereto which will result in an increase in the benefit liabilities under such plans, except as may be required by law.

                  (g) The Parent and each Affiliated Organization have timely complied in all material respects with all reporting and disclosure obligations with respect to the Pension Plans, Welfare Plans and Compensation Plans imposed by Title I of ERISA or other applicable Law.

                  (h) There are no pending or, to the knowledge of the Parent, threatened audits, investigations, claims, suits, grievances or other proceedings, and there are no facts that could give rise thereto, involving, directly or indirectly, any Pension Plan, Welfare Plan or Compensation Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

                  (i) The transactions contemplated herein do not result in the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Pension Plan, Welfare Plan or Compensation Plan. No payment made or to be made to any individual pursuant to any agreement with the Parent or any Affiliated Organization could reasonably be expected individually or collectively (and assuming that any contingencies or conditions occur in a manner that maximizes payment) to give rise to a "parachute payment" within the meaning of Section 280G of the Code.

                  (j) No action or omission of any of the Parent or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits Parent, or any successor from amending, merging, or terminating any Pension Plan, Welfare Plan or Compensation Plan in accordance with the express terms of any such plan and applicable law.

                  (k) Section 2.15(k) on the Disclosure Schedule lists and the Parent has delivered to Shareholders true and complete copies of (i) all Pension, Welfare and Compensation Plans and related trust agreements or other agreements or contracts evidencing any funding vehicle with respect thereto, (ii) the three most recent annual reports on Treasury Form 5500, including all schedules and attachments thereto, with respect to any Plan for which such a report is required, (iii) the three most recent actuarial reports with respect to any Pension Plan that is a "defined benefit plan" within the meaning of Section 414(j) of the Code, (iv) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each Pension Plan, Welfare Plan or Compensation Plan, (v) the most recent determination letter with respect to each Pension Plan intended to qualify under Section 401(a) of the Code and the full and complete application therefor submitted to the Internal Revenue Service and (vi) accurate estimates of the withdrawal liability which would be imposed by any Multiemployer Plan (either pension or welfare) if the Companies and Affiliated Organizations were to withdraw from the Plan in a complete withdrawal, the date as of which such estimates are made and the factors used to make such estimates.

         2.16     Contracts and Commitments; No Default.

                  (a) Except as set forth on the Parent's Disclosure Schedule and except as otherwise has been filed with the Commission, Parent:

                           1. does not have any written or oral contract,
                  commitment, agreement or arrangement with any person which is required to be disclosed or filed as an exhibit pursuant to Regulation S-B promulgated by the Commission;

                           2. does not pay any person or entity for services
                  rendered as an employee or consultant cash remuneration in such amounts or upon such terms which are required to be disclosed or which require any agreement to be filed as an exhibit pursuant to Regulation S-B promulgated by the Commission;

                           3. is not restricted by agreement from carrying on
                  its business or any part thereof in any geographical area or from competing in any line of business with any person or entity;

                           4. is not subject to any obligation or requirement to
                  provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

                           5. is not party to any agreement, contract,
                  commitment or loan which is required to be disclosed or filed as an exhibit pursuant to Regulation S-B promulgated by the Commission, to which any of its directors, officers or any of the shareholders or any "affiliate" or "associate" (as defined in Rule 405 as promulgated under the Securities Act of 1933) thereof is a party;

                           6. is not subject to any contract, commitment,
                  agreement or arrangement with any "disqualified individual" (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) under
                  Section 280G of the Code; and

                           7. does not have any distributorship, dealer,
                  manufacturer's representative, franchise or similar sales contract relating to the payment of a commission.

                  (b) True and complete copies (or summaries, in the case of oral items) of all items disclosed pursuant to Section 2.16(a) have been made available to Shareholders and its counsel for review. Except as set forth on the Parent's Disclosure Schedule, all such items are valid and enforceable by and against the Parent in accordance with their respective terms; the Parent is not in breach, violation or default, in any material respect, in the performance of any of its obligations thereunder, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute a breach, violation or default, in any material respect, thereunder or thereof; and, to the knowledge of the Parent no other parties thereto are in breach, violation or default, in any material respect, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default in any material respect thereunder or thereof.

         2.17 Compliance with Law. Except as set forth on the Parent's Disclosure Schedule, and without limiting the scope of any other representations or warranties contained in this Agreement, but without intending to expand the scope of such other representations and warranties, to the knowledge of Parent, the assets, properties, business and operations of the Parent are and have been in compliance in all material respects when taken as a whole with all laws applicable to the ownership and conduct of their assets, properties, business and operations.

         2.18 Accuracy of Information. To the knowledge of Parent, after diligent review, no representation or warranty by the Parent in this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading as of the date of the representation or warranty.


                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDERS

         Each of the Shareholders, jointly and severally, represent and warrant to the Parent and the Acquisition Subs as follows:

         3.1 Shareholders' Disclosure Schedule. The Shareholders' Disclosure Schedule marked as Exhibit 3.1 hereto (the "Shareholders' Disclosure Schedule") is divided into sections which correspond to the Sections of this Article 3. The Shareholders' Disclosure Schedule is accurate and complete. For purposes of the Shareholders' Disclosure Schedule, disclosure in one Section will constitute disclosure for purposes of any other Section of this Agreement.

         3.2 Corporate Organization. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. Each of the Companies has heretofore delivered to Parent complete and correct copies of its articles or certificate of incorporation and bylaws, as presently in effect. Each of the Companies is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the nature of the business conducted by it requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction could not, individually or in the aggregate, have a material adverse effect on the business of the Companies taken as a whole. Shareholders have previously delivered to the Parent accurate and complete copies of the articles of incorporation and bylaws of the Companies, as currently in effect. The Companies do not, directly or indirectly, own or control or have any capital, equity, partnership, participation or other interest in any corporation, partnership, joint venture or other business association or entity.

         3.3 Capitalization. The authorized capital stock of Nordata consists of 1,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding. The authorized capital stock of Rudata consists of 1,000,000 shares of common stock, no par value, of which 20,000 shares are issued and outstanding. All issued and outstanding shares of capital stock of each of the Companies are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, any preemptive rights. All issued and outstanding shares of capital stock of each of the Companies are owned solely by the Shareholders in the exact amounts as shown on the Shareholders' Disclosure Schedule. Except as set forth under Section 3.3 on the Shareholders' Disclosure Schedule: (i) there are no outstanding options, warrants, conversion privileges or other rights to purchase or acquire any shares of capital stock or other equity securities of either of the Companies or any outstanding securities that are convertible into or exchangeable for such shares, securities or rights; and (ii) there are no contracts, commitments, understandings, arrangements or restrictions by which either of the Companies is bound to issue or acquire any additional shares of its capital stock or other equity securities or any options, warrants, conversion privileges or other rights to purchase or acquire any capital stock or other equity securities of either of the Companies or any securities convertible into or exchangeable for such shares, securities or rights.

         3.4 Authorization. Each of the Companies has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. Shareholders, and each of them, have the legal capacity to enter into this Agreement and to carry out the transactions contemplated herein, including without limitation the legal capacity to execute, deliver and perform the agreements or contracts, if any, required by Sections 5.11 and 5.12 to be executed and delivered by either of them as a condition to the Closing. The Shareholders and the Board of Directors of each of the Companies have taken all action required by law, the articles or certificate of incorporation and bylaws of each of the Companies and otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by each of the Companies, and this Agreement is the valid and binding legal obligation of each of the Companies, enforceable against each of the Companies in accordance with its terms, subject to the affect of applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and other laws affecting the rights of creditors generally or the availability of specific performance, injunctive relief and other equitable remedies and to general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law). This Agreement has been duly and validly executed by the Shareholders. This Agreement is the valid and binding legal obligation of each of the Shareholders, enforceable against each of the Shareholders in accordance with its terms.

         3.5 Non-Contravention. Except as set forth on the Shareholders' Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles or certificate of incorporation or bylaws or either of the Companies; (ii) except for such violations, conflicts, defaults, accelerations, terminations, cancellations, impositions of fees or penalties, mortgages, pledges, liens, security interests, encumbrances, restrictions and charges which would not, individually or in the aggregate, have a material adverse affect on the business of the Companies taken as a whole (A) be in conflict with, or constitute a default under, any note, bond, lease, mortgage, indenture, license, contract, franchise, permit, instrument or other agreement or obligation to which either of the Companies is a party or (B) result in the creation or imposition of any mortgage, lien, security interest, encumbrance or charge of any kind, upon any property or assets of either of the Companies under any contract, agreement or commitment to which either of the Companies or either of the Shareholders is a party; or (iii) to the knowledge of each of the Companies and the Shareholders, violate any law, judgement, decree, order, regulation or ordinance or other similar authoritative matters of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (hereinafter sometimes separately referred to as an "Authority" and sometimes collectively as "Authorities") (sometimes hereinafter separately referred to as a "Law" and sometimes collectively as "Laws") by which either of the Companies or either of the Shareholders is bound or affected.

         3.6 Consents and Approvals. Except as set forth on the Shareholders' Disclosure Schedule, with respect to each of the Companies, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a "Consent" and sometimes collectively as "Consents") any individual, governmental or regulatory authority or other person or entity is required in connection with the execution, delivery or performance of this Agreement by either of the Companies or by either of the Shareholders or the consummation by either of the Companies or either of the Shareholders of the transactions contemplated herein.

         3.7 Financial Statements. The Shareholders have furnished to Parent summaries of the unaudited combined balance sheet and unaudited combined statement of income for the Companies on a combined basis as of and for each of the fiscal years ended December 31, 1991, 1992, 1993 and 1994, which are attached hereto as Exhibits 3.7 (the "Financial Statements"). The Shareholders have delivered to Parent an unaudited balance sheet for the Companies on a combined basis as of February 29, 1996, which unaudited balance sheet is attached hereto as a part of Exhibit 3.7 referred to herein as the "Latest Balance Sheet." Except as disclosed therein, the Financial Statements (i) are in accordance with the books and records of the respective Companies and have been consistently prepared as of the dates reflected therein and for all periods reflected therein, (ii) fairly present the financial position of the respective Companies as of the respective dates thereof, and with respect to the statements of income for the periods then ended, and (iii) accurately state the various account balances as of the dates reflected therein and accurately state the changes in such account balances for the periods reflected therein. Except as set forth on the Shareholders' Disclosure Schedule, to the knowledge of the Shareholders and each of the Companies, neither of the Companies has any liability or obligation of any nature, asserted or unasserted, accrued, absolute or contingent or otherwise, and whether due or to become due, that is required to be set forth in accordance with generally accepted accounting principles that is not reflected or reserved against on the most recent balance sheet for such Companies included in the Financial Statements, except those that may have been incurred after the date of the most recent balance sheet of the Companies included in the Financial Statements in the ordinary course of business and consistent with past practices.

         3.8 Loss Contingencies; Other Non-Accrued Liabilities. Except as described on the Shareholders' Disclosure Schedule, to the knowledge of the Shareholders and each of the Companies, neither of the Companies has (i) any loss contingencies which are not required by generally accepted accounting principles to be accrued; (ii) any loss contingencies involving an unasserted claim or assessment which are not required by generally accepted accounting principles to be disclosed because the potential claimants have not manifested to Companies an awareness of a possible claim or assessment; or (iii) any categories of known liabilities or obligations (other than non-pension post-retirement medical care, dental care, life insurance or other benefits) which are not required by generally accepted accounting principles to be accrued. For purposes of this Agreement, "loss contingency" will have the meaning accorded to it by generally accepted accounting principles.

         3.9 Investigations; Litigation. To the knowledge of each of the Companies and the Shareholders, there are no claims, actions, suits or proceedings by any private party or by any governmental body or authority (including any nongovernmental self-regulatory agency), nor any investigations or reviews by any federal, state, local or foreign body or authority (including any nongovernmental self-regulatory agency), against or affecting either of the Companies or the Shareholders, that are pending or, to the knowledge of the Companies and the Shareholders, threatened, at law or in equity. To the best of the knowledge of the Companies and the Shareholders, there is no basis for any such investigation, review, claim, action, suit or proceeding.

         3.10 Absence of Certain Changes. Except as set forth on the Shareholders' Disclosure Schedule, except as expressly authorized by this Agreement, and except as is in the ordinary course of business and consistent with past practice, since December 31, 1995, each of the Companies has not:

                  (a) Suffered any adverse change in its condition (financial or otherwise), working capital, assets, properties, liabilities, obligations, reserves or businesses, or experienced any event or failed to take any action which could reasonably be expected to have a material adverse effect on the business of the Companies taken as a whole;

                  (b) Suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) or suffered any loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers or other favorable business relationships which could reasonably be expected to have a material adverse affect on the business of the Companies taken as a whole;

                  (c) Declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or purchased or redeemed any shares of its capital stock;

                  (d) Issued or sold any shares of its capital stock, or any options, warrants, conversion, exchange or other rights to purchase or acquire any such shares or any securities convertible into or exchangeable for such shares;

                  (e) Incurred any indebtedness for borrowed money;

                  (f) Mortgaged, pledged, or subjected to any material lien, lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible;

                  (g) Acquired or disposed of any material assets or properties;

                  (h) Forgiven or cancelled any material debts or claims, or waived any material rights;

                  (i) Entered into any material transaction other than in the ordinary course of business;

                  (j) Granted to any officer or salaried employee or any other employee any material increase in compensation in any form or made any material payments for severance or termination pay;

                  (k) Entered into any material commitment for capital expenditures for additions to plant, property or equipment; or

                  (l) Agreed, whether in writing or otherwise, to take any action described in this Section.

         3.11 Title to Property; Condition. Except as set forth on the Shareholders' Disclosure Schedule, each of the Companies has good and merchantable right, title and interest in and to all of the machinery, equipment, terminals, computers, vehicles, personal property and all other assets reflected in the Latest Balance Sheet for each such Companies included in the Financial Statements and all of the assets purchased or otherwise acquired since the date of the Latest Balance Sheet for each such Companies (except for such assets as may have been sold or otherwise disposed of in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements), subject to no mortgage, pledge, lien or security interest of any kind or nature (whether or not of record). Except as set forth on the Shareholders' Disclosure Schedule, the items of equipment and other personal property of each of the Companies that are necessary to the conduct of the business of each of the Companies are in good operating condition and repair and fit for the intended purpose thereof, ordinary wear and tear excepted, and no material maintenance, replacement or repair has been deferred or neglected.

         3.12 Inventories. Except as set forth on the Shareholders' Disclosure Schedule, all inventory or each of the Companies reflected in the Latest Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business, and the present quantities of all inventory of each of the Companies are reasonable in the present circumstances of the business of each of the Companies as currently conducted, except for items of obsolete or below standard quality, all of which are immaterial to the overall financial condition of the Company taken as a whole.

         3.13 Receivables and Payables. Except as set forth on the Shareholders' Disclosure Schedule, (i) each of the Companies has good right, title and interest in and to all its accounts receivable, notes receivable and other receivables reflected in the Latest Balance Sheet for such Companies and those acquired and generated since the date of the Latest Balance Sheet for such Companies included in the Financial Statements (except for those paid since such date); (ii) none of such receivables is subject to any mortgage, pledge, lien or security interest of any kind or nature (whether or not of record); (iii) except to the extent of applicable reserves shown in the Latest Balance Sheet for such Companies included in the Financial Statements, all of the receivables owing to each of the Companies constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and neither of the Companies has received any written or oral claims or refusals to pay, or granted any rights of set-off, against any thereof; and (iv) to the knowledge of each of the Companies and the Shareholders, there is no reason why any receivable will not be collected in accordance with its terms, other than for such receivables which are not in excess of the reserves established therefor and reflected in the most recent balance sheet for such Companies included in the Financial Statements. Included in the Shareholders' Disclosure Schedule is a schedule of the aging of accounts receivable of each of the Companies (by monthly integrals) as of March 31, 1996 prepared in accordance with generally accepted accounting procedures consistently applied.

         3.14 Tax Returns. To the knowledge of each of the Companies and the Shareholders, except as set forth on the Shareholders' Disclosure Schedule:

                  (a) LIABILITY FOR TAXES. The Companies and the Shareholders have been responsible for and will pay all Taxes attributable to or arising from the business and operations of the Companies conducted on or before the Closing Date and will be responsible for their own income and franchise Taxes, if any, arising from the transactions contemplated by this Agreement, except as provided in Sections 4.11 and 8.2(c) hereof.

                  (b) FILING OF TAX RETURNS. All Tax Returns required to be filed on or prior to the date hereof by the Companies or the Shareholders with respect to Taxes of the Companies have been properly completed and duly filed on a timely basis and in correct form. As of the time of filing, the foregoing Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Companies and the Shareholders or any other information required to be shown thereon. There is no material omission, deficiency, error, misstatement or misrepresentation, whether innocent, intentional or fraudulent, in any Tax Return filed by the Companies or the Shareholders for any period. Any Tax Returns filed after the date hereof, but on or before the Closing Date, will conform with the provisions of this Section 3.15(b).

                  (c) PAYMENT OF TAXES. With respect to all amounts of Taxes imposed upon the Companies or the Shareholders, or for which the Companies or the Shareholders are or could be liable, whether to taxing Authorities (as, for example, under Law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax Laws and agreements have been or will be fully complied with, and all such amounts of Taxes required to be paid by the Companies or the Shareholders to taxing Authorities or others on or before the date hereof have been duly paid or will be paid on or before the Closing Date; the reserves for all such Taxes reflected in the Latest Balance Sheet are adequate and there are no liens for such Taxes upon any property or assets of the Companies. The Companies have withheld and remitted all amounts required to be withheld and remitted by it in respect of Taxes. No Shareholder of any of the Companies which is an S Corporation under the Code has since the Latest Balance Sheet received any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any such Companies capital stock or equity interest to pay Taxes.

                  (d) AUDITS AND EXTENSIONS. Except as set forth in the Shareholders' Disclosure Schedule, neither the federal Tax Returns of the Companies (and of the Shareholders to the extent the operations of the Companies are reflected in the Shareholders' Tax Returns) nor any state or local or foreign Tax Return of the Companies have been examined by the Internal Revenue Service or any similar state or local or foreign Authority and, except to the extent shown therein, all deficiencies asserted as a result of such examinations have been paid or finally settled and no issue has been raised by the Internal Revenue Service or any similar state or local or foreign Authority in any such examination which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Except as set forth in the Shareholders' Disclosure Schedule, all deficiencies and assessments of Taxes of the Companies (or any of the Shareholders' to the extent attributable to the business or operations of the Companies) resulting from an examination of any Tax Returns by any Authority have been paid and there are no pending examinations currently being made by any Authority nor has there been any written or oral notification to the Companies or the Shareholders of any intention to make an examination of any Taxes by any Authority. Except as set forth in the Shareholders' Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period.

                  (e) INDEPENDENT CONTRACTORS AND EMPLOYEES. For purposes of computing Taxes and the filing of Tax Returns, the Companies have not failed to treat as "employees" any individual providing services to the Companies who would be classified as an "employee" under the applicable rules or regulations of any Authority with respect to such classification.

                  (f) S CORPORATION ELECTIONS. Rudata has had in effect a valid election under Code Section 1362 to be treated as an "S corporation" for each of their taxable years since inception. Neither the Companies nor either of the Shareholders have taken any action to revoke that election. Neither the Companies nor the Shareholders are aware of any basis or the existence of any facts that would permit the Internal Revenue Service to revoke that election for any period prior to the Closing Date. Except as described on the Shareholders' Disclosure Schedule, since the effective date of Rudata's election as an S corporation to and including the Closing Date, the Companies will not have incurred or become liable for the payment of any corporate-level income tax, or any related penalties or interest.

         3.15 Insurance. Section 3.16 of the Shareholders' Disclosure Schedule contains an accurate and complete list of all policies of fire and other casualty, general liability, theft, life, workers' compensation, health, directors and officers liability, business interruption and other forms of insurance owned or held by each of the Companies, specifying the insurer, the policy number, the term of the coverage and, in the case of any "claims made" coverage, the same information as to predecessor policies for the previous five years. All present policies are in full force and effect and all premiums with respect thereto have been paid. Neither of the Companies has been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past three years, except as described under Section 3.15 on the Shareholders' Disclosure Schedule.

         3.16 Benefit Plans. Except as set forth on the Shareholders' Disclosure
Schedule:

                  (a) Neither the Companies, Shareholders nor any other "person" within the meaning of Section 7701(a)(1) of the Code, that together with the Companies are considered a single employer pursuant to Sections 414(b), (c), (m) or (o) of the Code or Sections 3(5) or 4001(b)(1) of ERISA (a "Datatech Affiliated Organization") sponsors, maintains, contributes to, is required to contribute to or has any liability of any nature, whether known or unknown, direct or indirect, absolute or contingent, with respect to, any "employee pension benefit plan" ("Datatech Pension Plan") as such term is defined in Section 3(2) of ERISA, including without limitation, any such plan that is excluded from coverage by Section 4(b)(5) of ERISA or is a "Multiemployer Plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA. Each such Datatech Pension Plan has been operated in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Law. All Pension Plans which the Companies operate as plans that are intended to qualify under the provisions of Section 401(a) of the Code satisfy in all material respects in form and operation the requirements of Section 401(a) and all other sections of the Code incorporated therein, including without limitation Sections 401(k) and 401(m) of the Code.

                  (b) Neither the Companies nor any Datatech Affiliated Organization has any liability of any nature, whether known or unknown, direct or indirect, or absolute or contingent, to any Datatech Pension Plan, the Pension Benefit Guaranty Corporation ("PBGC") or any other person, arising directly or indirectly under Title IV of ERISA. No "reportable event," within the meaning of Section 4043(b) of ERISA, has occurred with respect to any Datatech Pension Plan. Neither any of the Companies nor any Datatech Affiliated Organization has ceased operations at any facility or withdrawn from any Datatech Pension Plan in a manner which could subject the Companies or Datatech Affiliated Organization to liability under Section 4062(e), 4063 or 4064 of ERISA. Neither any of the Companies nor any Datatech Affiliated Organization maintains, contributes to, has participated in or agreed to participate in any Multiemployer Plan (either pension or welfare). Neither any of the Companies nor any Datatech Affiliated Organization currently has any obligation, known or unknown, direct or indirect, absolute or contingent, to make any withdrawal liability payment to any Multiemployer Plan. Neither the Companies nor any Datatech Affiliated Organization has been a party to a sale of assets to which Section 4204 of ERISA applied with respect to which it could incur any withdrawal liability (including any contingent or secondary withdrawal liability) to any Multiemployer Plan. Neither the Companies nor any Datatech Affiliated Organization has incurred (or has experienced an event that will, within the ensuing 12 months, result in) a "complete withdrawal" or "partial withdrawal," as such terms are defined respectively in Sections 4203 and 4205 of ERISA, with respect to a Multiemployer Plan, and nothing has occurred that could result in such a complete or partial withdrawal.

                  (c) Neither the Companies nor any Datatech Affiliated Organization sponsors, maintains, contributes to, is required to contribute to or has any liability of any nature, whether known or unknown, direct or indirect, or absolute or contingent, with respect to, any "employee welfare benefit plan" ("Datatech Welfare Plan") as such term is defined in Section 3(1) of ERISA, whether insured or otherwise. Each Datatech Welfare Plan has been operated in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Law. Neither the Companies nor any Datatech Affiliated Organization has established or contributed to, is required to contribute to or has any liability of any nature, whether known or unknown, direct or indirect, or absolute or contingent, with respect to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code, "welfare benefit fund" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of Section 419A of the Code or "multiple employer welfare arrangement" within the meaning of Section 3(40) or ERISA. No Datatech Welfare Plan which is a Multiemployer Plan within the meaning of Section 3(37) of ERISA imposes any post-withdrawal liability or contribution obligations upon the Companies or Datatech Affiliated Organizations. Neither the Companies nor any Datatech Affiliated Organization maintains, contributes to or has any material liability of any nature, whether known or unknown, direct or indirect, or absolute or contingent, with respect to medical, health, life or other welfare benefits for present or future terminated employees or their spouses or dependents other than as required by Part 6 of Subtitle B of Title I of ERISA or any comparable state law.

                  (d) Neither the Companies nor any Datatech Affiliated Organization is a party to, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, or absolute or contingent, with respect to, any bonus plan, incentive plan, stock plan or any other current or deferred compensation (other than current salary or wages paid in the form of cash), separation, retention, severance, paid time off or similar agreement, arrangement or policy, or any individual employment or consulting or personal service agreement, other than a Datatech Pension Plan or Datatech Welfare Plan ("Datatech Compensation Plans"). Each Datatech Compensation Plan has been operated in all material respects in accordance with its terms and in compliance with the applicable provisions of all applicable Law.

                  (e) There are no facts or circumstances which could, directly or indirectly, subject the Companies or any Datatech Affiliated Organization to any excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, penalty tax or other liability under Chapter 68 of Subtitle F of the Code or civil penalty arising under
         Section 502 of ERISA.

                  (f) Full payment has been made of all amounts which the Companies or any Datatech Affiliated Organization are required, under applicable Law, the terms of any Datatech Pension Plan, Datatech Welfare Plan or Datatech Compensation Plan, or any agreement relating to any Datatech Pension Plan or Datatech Welfare Plan or Datatech Compensation Plan, to have paid as a contribution, premium or other remittance thereto or benefit thereunder. Each Datatech Pension Plan that is subject to the minimum funding standards of Section 412 of the Code and Section 302 of ERISA meets those standards and has not incurred any accumulated funding deficiency within the meaning of
         Section 412 or 418B of the Code and no waiver of any minimum funding requirement under Section 412 of the Code has been applied for or obtained with respect to any such Datatech Pension Plan. The Companies and each Datatech Affiliated Organization have made adequate provisions for reserves or accruals in accordance with generally accepted accounting principles to meet contribution, benefit or funding obligations arising under applicable Law or the terms of any Datatech Pension Plan or Datatech Welfare Plan or Datatech Compensation Plan or related agreement. There will be no change on or before Closing in the operation of any Datatech Pension Plan, Datatech Welfare Plan or Datatech Compensation Plan or any documents with respect thereto which will result in an increase in the benefit liabilities under such plans, except as may be required by law.

                  (g) The Companies and each Datatech Affiliated Organization have timely complied in all material respects with all reporting and disclosure obligations with respect to the Datatech Pension Plans, Datatech Welfare Plans and Datatech Compensation Plans imposed by Title I of ERISA or other applicable Law.

                  (h) There are no pending or, to the knowledge of the Shareholders and the Companies, threatened audits, investigations, claims, suits, grievances or other proceedings, and there are no facts that could give rise thereto, involving, directly or indirectly, any Datatech Pension Plan, Datatech Welfare Plan or Datatech Compensation Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

                  (i) The transactions contemplated herein do not result in the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Datatech Pension Plan, Datatech Welfare Plan or Datatech Compensation Plan. No payment made or to be made to any individual pursuant to any agreement with any of the Companies or any Datatech Affiliated Organization could reasonably be expected individually or collectively (and assuming that any contingencies or conditions occur in a manner that maximizes payment) to give rise to a "parachute payment" within the meaning of Section 280G of the Code.

                  (j) No action or omission of any of the Companies or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits Parent, or any of the Companies or any successor from amending, merging, or terminating any Datatech Pension Plan, Datatech Welfare Plan or Datatech Compensation Plan in accordance with the express terms of any such plan and applicable law.

                  (k) Section 3.16(k) on the Shareholders' Disclosure Schedule lists and the Companies have delivered to the Parent true and complete copies of (i) all Datatech Pension, Datatech Welfare and Datatech Compensation Plans and related trust agreements or other agreements or contracts evidencing any funding vehicle with respect thereto, (ii) the three most recent annual reports on Treasury Form 5500, including all schedules and attachments thereto, with respect to any Plan for which such a report is required, (iii) the three most recent actuarial reports with respect to any Datatech Pension Plan that is a "defined benefit plan" within the meaning of Section 414(j) of the Code, (iv) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each Datatech Pension Plan, Datatech Welfare Plan or Datatech Compensation Plan, (v) the most recent determination letter with respect to each Datatech Pension Plan intended to qualify under Section 401(a) of the Code and the full and complete application therefor submitted to the Internal Revenue Service and (vi) accurate estimates of the withdrawal liability which would be imposed by any Multiemployer Plan (either pension or welfare) if the Companies and Datatech Affiliated Organizations were to withdraw from the Plan in a complete withdrawal, the date as of which such estimates are made and the factors used to make such estimates.

         3.17 Bank Accounts; Powers of Attorney. Section 3.17 of the Shareholders' Disclosure Schedule sets forth: (i) the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which the Companies and its Subsidiaries maintain accounts, deposits, safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom; (ii) the terms and conditions thereof and any limitations or restrictions as to use, withdrawal or otherwise; and (iii) the names of all persons or entities holding general or special powers of attorney from each of the Companies and a summary of the terms thereof.

         3.18 Contracts and Commitments; No Default.

                  (a) Except as set forth on the Shareholders' Disclosure Schedule, neither of the Companies:

                           1. has any written or oral contract, commitment,
                  agreement or arrangement with any person which (1) requires payments individually in excess of $10,000 annually or in excess of $20,000 over its term (including without limitation periods covered by any option to extend or renew by either party) and (2) is not terminable on thirty (30) days' or less notice without cost or other liability;

                           2. pays any person or entity cash remuneration at the
                  annual rate (including without limitation guaranteed bonuses) of more than $10,000 for services rendered as an employee or consultant;

                           3. is restricted by agreement from carrying on its
                  business or any part thereof in any geographical area or from competing in any line of business with any person or entity;

                           4. is subject to any obligation or requirement to
                  provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

                           5. is party to any agreement, contract, commitment or
                  loan requiring payments in excess of $20,000 over its term and not terminable by the Companies on thirty (30) days' or less notice without cost or liability to which any of its directors, officers or any of the Shareholders or any "affiliate" or "associate" (as defined in Rule 405 as promulgated under the Securities Act of 1933) thereof is a party;

                           6. is subject to any contract, commitment, agreement
                  or arrangement with any "disqualified individual" (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) under
                  Section 280G of the Code; and

                           7. has any distributorship, dealer, manufacturer's
                  representative, franchise or similar sales contract relating to the payment of a commission.

                  (b) True and complete copies (or summaries, in the case of oral items) of all items disclosed pursuant to Section 3.18(a) have been made available to Parent and its counsel for review. Except as set forth under Section 3.18 on the Shareholders' Disclosure Schedule, to the knowledge of each of the Companies and the Shareholders, all such items are valid and enforceable by and against the respective Companies and the Shareholders, as the case may be, in accordance with their respective terms; neither of the Companies is in breach, violation or default, in any material respect, in the performance of any of its obligations thereunder, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute a breach, violation or default, in any material respect, thereunder or thereof; and, to the knowledge of each of the Companies and the Shareholders, no other parties thereto are in breach, violation or default, in any material respect, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default in any material respect thereunder or thereof.

         3.19 Orders, Commitments and Returns. Except as set forth on the Shareholders' Disclosure Schedule and except as are not material to the business of the Companies taken as a whole, all accepted and unfulfilled orders for the sale of products and the performance of services entered into by each of the Companies and all outstanding contracts or commitments for the purchase of supplies, materials and services by or from the Companies were made in bona fide transactions in the ordinary course of business. Except as set forth on the Shareholders' Disclosure Schedule and except as are not material to the business of the Companies taken as a whole, to the knowledge of each of the Companies and the Shareholders, there are no claims against either of the Companies to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

         3.20 Labor Matters. Except as set forth on the Shareholders' Disclosure Schedule and except as are not material to the business of the Companies taken as a whole: (i) to the knowledge of each of the Companies and the Shareholders, each of the Companies is and has at all times been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against either of the Companies or the Shareholders pending or, to either of the knowledge of the Shareholders or the Companies, threatened before the National Labor Relations Board or any other comparable government authority; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to either of the Companies' or the Shareholders' knowledge, threatened against or directly affecting either of the Companies; (iv) no collective bargaining agreement is binding and in force against either of the Companies or the Shareholders or currently being negotiated by either of the Companies or the Shareholders; (v) neither of the Companies is delinquent in payments to any person for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any Pension Plan, Welfare Plan or Compensation Plan; and (vi) within the 12 month period prior to the date hereof there has not been any expression of intention to either of the Companies by any officer or key employee to terminate such employment.

         3.21 Dealers and Suppliers. Except as set forth on the Shareholders' Disclosure Schedule, there has not been in the 12 month period prior to the date hereof any material adverse change in the business relationship of either of the Companies with any dealer or supplier to either of the Companies.

         3.22 Licenses and Other Operating Rights. To the knowledge of each of the Companies and the Shareholders, each of the Companies has all material licenses, permits, approvals and other governmental authorizations necessary to own its properties and assets and to carry on its business as presently being conducted (individually and collectively, the "License(s)"). All such Licenses are listed under Section 3.22 on the Shareholders' Disclosure Schedule and, except as set forth therein, each of the Companies has complied in all material respects with the provisions of each License. Each such License is valid and in full force and effect. Except as set forth on the Shareholders' Disclosure Schedule, the continuation, validity and effectiveness of each such License will in no way be affected by the consummation of the transactions contemplated by this Agreement. To the knowledge of each of the Companies and the Shareholders, neither of the Companies has breached any material provision of, nor is in default in any material respect under the terms of, any such License and no action or proceeding looking to or contemplating the revocation or suspension of any such License is pending or threatened.

         3.23 Compliance with Law. Except as set forth on the Shareholders' Disclosure Schedule, and without limiting the scope of any other representations or warranties contained in this Agreement, but without intending to expand the scope of such other representations and warranties, to the knowledge of each of the Companies and the Shareholders, the assets, properties, business and operations of each of the Companies are and have been in compliance in all material respects when taken as a whole with all laws applicable to the ownership and conduct of their assets, properties, business and operations.

         3.24 Physical Assets of Business. The physical assets owned or leased by each of the respective Companies constitute all of the physical assets held for use or used primarily in connection with such Company's business and are adequate to carry on such business as presently conducted and as contemplated by such Company to be conducted.

         3.25 Brokers. Except as set forth on the Shareholders' Disclosure Schedule, neither of the Companies nor any of their respective directors, officer or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to either of the Companies for any such fee or commission to be claimed by any person or entity.

         3.26 Accuracy of Information. To the best of the knowledge of the Companies and the Shareholders, after diligent review, no representation or warranty by either of the Companies in this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading as of the date of the representation or warranty.

         3.27 Shareholders Representations. In addition to the foregoing representations of each of the Shareholders, each of the Shareholders hereby represents and warrants to Parent as follows, provided that such representations and warranties are made by each Shareholder individually and not with respect to any other Shareholder:

                  (a) The Shareholders have the legal capacity to enter into this Agreement and to carry out the transactions contemplated herein, including without limitation the legal capacity to execute, deliver and perform the agreements or contracts, if any, required by Article 5 hereof to be executed and delivered by the Shareholders as a condition to the Closing. The execution, delivery and performance of this Agreement by the Shareholders and the consummation of the transactions contemplated herein will not conflict with, or constitute a default under any note, bond, lease, mortgage, indenture, license, contract, franchise, permit, instrument or other agreement or obligation to which the Shareholders are party or violate any law, judgment, decree, order, regulation or ordinance by or to which the Shareholders are a bound or subject. No consent, approval, order or authorization of or from, or registration, notification, declaration or filing with any individual, governmental or regulatory authority or other person or entity is required to be obtained by the Shareholders for the Shareholders to surrender the shares of capital stock of the Companies held by the Shareholders.

                  (b) The Shareholders received the documents and information as filed with the Commission as set forth on Exhibit 2.5 and had sufficient time to review and consider such documents and information (all of the foregoing documents and reports being hereinafter referred to as the "Eltrax Reports").

                  (c) The Shareholders are acquiring the shares of Parent's Common Stock to be acquired by him or her pursuant to the Merger for such Shareholders' sole account (and such Shareholders will be the sole beneficial owners thereof) for the purpose of investment and not with a view to distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), nor with any present intention of distribution or selling such shares of Parent Common Stock in connection with any such distribution, and such Shareholders understand that such shares have not been registered under the Securities Act and therefore cannot be resold unless they are registered under the Securities Act or unless an exemption from registration is available.

                  (d) The Shareholders have been afforded an opportunity to ask questions of and receive answers from representatives of Parent concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain any additional information as such Shareholders have requested in writing to verify the accuracy of the Eltrax Reports and copies of any exhibits identified in such documents that such Shareholders have requested.

                                    ARTICLE 4
                                    COVENANTS

         4.1 Companies' Agreements as to Specified Matters. Except as specifically set forth on the Disclosure Schedule, and except in the ordinary course of business and consistent with past practice, and except as may be expressly authorized by this Agreement or otherwise agreed in writing by Parent, from the date hereof until the Closing, neither of the Companies will:

                  (a) Amend its articles or certificate of incorporation or bylaws;

                  (b) Borrow or agree to borrow any funds;

                  (c) Incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any claims, obligations, liabilities or loss contingencies which, individually or in the aggregate, are material to the conduct of the businesses of the Companies and its Subsidiaries or have or would have a material adverse effect on the financial condition of the Companies and its Subsidiaries;

                  (d) Pay, discharge or satisfy any claims, liabilities or obligations;

                  (e) Permit or allow any of its properties or assets material to the operation of its businesses to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except liens that relate to current taxes and assessments not yet due and payable or that are being contested in good faith;

                  (f) Write down the value of any inventory or write off as uncollectible any notes or accounts receivable or any trade accounts or trade notes;

                  (g) Cancel or amend any debts, waive any claims or rights or sell, transfer or otherwise dispose of any properties or assets, other than for such debts, claims, rights, properties or assets which, individually or in the aggregate, are not material to the conduct of its businesses;

                  (h) License, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any right to the use of any intellectual property rights other than for such intellectual property rights which, individually or in the aggregate, are not material to the conduct of its businesses;

                  (i) (A) Terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any collective bargaining agreement or employment or similar agreement or arrangement with any of its directors, officers or employees; (B) terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any Compensation Plan; (C) contribute, set aside for contribution or authorize the contribution of any amounts for any such Compensation Plan except as required (and not discretionary) by the terms of such Compensation Plan; or (D) grant or become obligated to grant any general increase in the compensation of any directors, officers or employees (including without limitation any such increase pursuant to any Compensation Plan);

                  (j) Make or enter into any commitment for capital expenditures for additions to property, plant or equipment individually in excess of $5,000.00;

                  (k) (A) Declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock or other securities (including without limitation distributions in redemption or liquidation) or redeem, purchase or otherwise acquire any shares of its capital stock or other securities; (B) issue, grant or sell any shares of its capital stock or equity securities of any class, or any options, warrants, conversion or other rights to purchase or acquire any such shares or equity securities or any securities convertible into or exchangeable for such shares or equity securities, except issuance of the Companies Common Stock pursuant to the exercise of stock options outstanding on the date hereof; (C) become a party to any merger, exchange, reorganization, recapitalization, liquidation, dissolution or other similar corporate transaction; or (D) organize any new subsidiary, acquire any capital stock or other equity securities or other ownership interest in, or assets of, any person or entity or otherwise make any investment by purchase of stock or securities, contributions to capital, property transfer or purchase of any properties or assets of any person or entity;

                  (l) Pay, lend or advance any amounts to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any director, officer, employee or shareholder;

                  (m) Terminate, enter into or amend in any material respect any item identified in Section 3.19 of the Disclosure Schedule, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any such item; or

                  (n) Agree, whether in writing or otherwise, to take any action described in this Section.

         4.2 Conduct of the Companies' Business. Each of the Companies will maintain its assets and properties and carry on its businesses and operations only in ordinary course in substantially the same manner as planned and previously operated; and each of the Companies will use and cause it to use its best efforts to preserve intact its business organizations, existing business relationships (including without limitation its relationships with officers, employees, dealers, distributors, independent contractors, customers and suppliers), goodwill and going concern value.

         4.3 No Solicitation of Alternate Transaction by the Shareholders or Companies. From the execution of this Agreement until the Closing Date or earlier termination of this Agreement, Companies and Shareholders will not, and will use their best efforts to ensure that the Companies' directors, officers and employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives and agents will not, directly or indirectly, solicit, initiate or encourage discussions or negotiations with, provide any nonpublic information to, or enter into any agreement with, any third party concerning (or concerning the business of the Companies and its Subsidiaries in connection with) any tender offer (including a self tender offer), exchange offer, merger, consolidation, sale of substantial assets or of a significant amount of assets, sale of securities, acquisition of beneficial ownership of or the right to vote securities representing more than five percent (5%) of the total voting power of either of the Companies, liquidation, dissolution or similar transactions involving either of the Companies or any division or Subsidiary of the Companies (such proposals, announcements or transactions being called herein "Acquisition Proposals"). Notwithstanding the foregoing, it is permissible to (1) communicate with (but not solicit, initiate, encourage or negotiate with, other than pursuant to clause (2) of this sentence) any third party; (2) if any third party makes a Bona Fide Unsolicited Offer, furnish information concerning either of the Companies and its Subsidiaries or their businesses to, and negotiate with, such third party. For the purposes of this Section, a "Bona Fide Unsolicited Offer" will mean any unsolicited written inquiry, proposal or offer respecting a potential Acquisition Proposal, other than any such inquiry, proposal or offer that, after due consideration thereof by the Board of Directors of the Companies, is expressly determined by such Board of Directors not to be reasonably likely to result in the receipt of a consideration superior to the consideration to be paid by Parent as described herein; and (3) furnish information concerning either of the Companies and its Subsidiaries or their businesses to a third party making a Bona Fide Unsolicited Offer, or from taking any other action, if the Board of Directors of the Companies concludes, after due consideration which will include consultation with legal counsel, that there is a fiduciary duty to furnish such information or take such other action. Each of the Companies and the Shareholders will promptly inform Parent of any Bona Fide Unsolicited Offer, including the terms thereof and the identity of the person or entity making such offer.

         4.4 Full Access to Parent. From the execution of this Agreement until the Closing Date or earlier termination of this Agreement, each of the Companies and the Shareholders will afford to Parent and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents free and full access to the facilities, properties, books and records of the Companies and its Subsidiaries in order that Parent may have full opportunity to make such investigations as it desires to make of the affairs of each of the Companies and the Shareholders provided, however, that any such investigation will be conducted in such a manner as not to interfere unreasonably with business operations; and each of the Companies and its Subsidiaries will furnish such additional financial and operating data and other information as Parent, from time to time, reasonably requests, including without limitation access to the working papers of their independent certified public accountants; and, provided, further, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the Companies or Shareholders herein.

         4.5 Confidentiality. The parties hereto will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of, any of the Information to any person or entity, other than their responsible directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's regular counsel, by other requirements of Law, unless the disclosing party first obtains the prior written consent of the other parties hereto. The term "Information" as used herein will not include any information relating to a party which the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party;
(iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. The parties hereto also will promptly return to the party from whom originally received all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto will be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information. This Section 4.5 survives Closing and any termination of this Agreement.

         4.6 Consummation; Consents; Removal of Objections. Subject to the terms and conditions herein provided, each of the parties hereto will use its best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation; (i) obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein; (ii) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (iii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

         4.7 Further Assurances; Cooperation; Notification.

                  (a) Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

                  (b) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in Article 5 and
         Article 6 hereof.

         4.8 Supplements to Disclosure Schedule. Prior to the Closing, each of the Companies and the Shareholders will supplement or amend the Disclosure Schedule with respect to any event or development which is necessary to correct any information under Section 4.8 on the Disclosure Schedule or in any representation and warranty of the Companies or Shareholders which has been rendered inaccurate by reason of such event or development.

         4.9 Public Announcements. None of the parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed; provided, however, that any of the parties hereto may at any time make any announcements which are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement.

         4.10 Broker Fee Arrangements. Upon consummation of the Merger, the Parent (or any of its subsidiaries) will be responsible for payment of the broker's fee due to Garte Torre Global Capital Markets ("GTG") in accordance with the agreement between Parent and GTG attached hereto as Exhibit 4.10.

         4.11 Tax Liability of Surviving Corporations. Subject to Section 8.3(b) hereof, Parent acknowledges that Nordata, as a Surviving Corporation, will be responsible for the payment of any income tax liabilities, including penalties and interest, for its 1995 taxable income, and for its taxable income resulting from the change in accounting method from cash basis to accrual basis (the "Accounting Method Change"). Parent and Shareholders agree to attempt to obtain the consent of the relevant IRS district director to permit the filing of a Form 3115 with the appropriate Authorities promptly after the Closing Date to effectuate the Accounting Method Change. In the event such IRS district director's consent is not timely obtained, Parent and Shareholders agree to take such other steps or file such other documents as required by any Authority to effectuate the Accounting Method Change.

         4.12 Registration Rights. Parent agrees to provide the Shareholders with the registration rights with respect to Parent Common Stock they receive as Merger Consideration as set forth on Exhibit 4.12 hereto.

         4.13 Employment Terms for Employees of Surviving Corporation. All of the employees of the respective Surviving Corporations that are retained by Parent following the Closing Date will be entitled to participate in Parent's 1995 Incentive Stock Option Plan in accordance with the terms and conditions of such Plan as and to the extent that other similarly situated employees of Parent are eligible to participate in such Plans.

         4.14 Restrictive Legend. Each of the Shareholders consents to the placing of the following legend on the certificate or certificates for shares of Parent Common Stock to be issued to each such Shareholder in connection with the
Merger:

         THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED ONLY IF A REGISTRATION STATEMENT WITH RESPECT TO SUCH TRANSACTION IS IN EFFECT PURSUANT TO THE PROVISIONS OF SUCH LAWS OR IF, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS IS AVAILABLE.

         4.15 Maintenance of and Access to Books and Records. For three (3) years after the Closing, the Parent will cause the Surviving Corporations to maintain all of the financial, accounting, tax and other books and records of the Companies with respect to any period prior to the Closing and to cooperate with and provide the Shareholders and their authorized representatives reasonable access to any and all of such records during normal business hours.

         4.16 Preparation of Tax Returns. The Parent and the Shareholders will cooperate and jointly prepare and/or cause Rudata to prepare, at the Parent's expense, any and all of Rudata's income tax returns, consents, statements, and/or elections necessary for the period (the "Interim Period") beginning on January 1, 1996 and ending immediately prior to the Closing. Any and all such income tax returns for the Interim Period will be based upon an election by Rudata under Section 1377(a)(2) of the Code to have the rules under Section 1377(a)(1) of the Code apply as if Rudata's taxable year consisted of two taxable years, one of which coincides with the Interim Period and one of which begins immediately after the Interim Period.

         4.17 Amendment of Prior Returns; Audit. Unless advised by the Parent's accountants or tax advisers that an amendment is required under applicable tax laws or regulations, neither of the Surviving Corporations will file any amended federal, state, local or other tax return, or take any other action which would increase the taxable income or tax liability of any of the Shareholders for any period prior to the Closing without the written consent of the Shareholders, which consent will not be unreasonably withheld. In the event of an audit of any of the tax returns of any of the Companies for any period prior to the Closing, the Parent will provide copies of any and all notices of such audit and correspondence related to such audit to the Shareholders, who will have the right to participate in the conduct of the audit, and any appeal or other proceeding resulting therefrom. Neither the Parent nor either of the Surviving Corporations will agree to any assessment, adjustment or other modification of the tax returns or tax liability of either of the Companies for any period prior to the Closing without the prior written consent of the Shareholders, which consent will not be unreasonably withheld.

         4.18 Successors and Assigns. The Parent will not assign or otherwise transfer control of either Surviving Corporation or approve any liquidation, merger, consolidation, or sale of substantially all of the assets of the Surviving Corporation, unless the person or persons acquiring control of such acquiring Corporation, or the successor-in-interest of the Surviving Corporation in the event of any such action other than a transfer of the Surviving Corporation's Stock, agrees to the foregoing covenants set forth in Section 4.15 to 4.18 hereof.

         4.19 Loans to Shareholders. Parent acknowledges that the Companies have made loans in the aggregate amount of approximately $186,000 to the Shareholders (the "Loans"). Simultaneously upon the Closing, the Shareholders jointly and severally agree to repay the Loans by paying $186,000 cash to the Companies.

         4.20 Schedule 13D. The Shareholders will cause to be filed a Schedule 13D with the Commission in accordance with applicable rules of the Commission, which Schedule 13D will include disclosure consistent with Section 3.27 hereof and this Agreement.

         4.21 Divestment of Interest. The Shareholders will cause to occur a divestiture of all Shareholders' and the Companies' beneficial ownership in, and any interest as a debt or equity holder of, TechLine prior to the Closing Date.


                                    ARTICLE 5
                       CONDITIONS TO OBLIGATION OF PARENT

         Notwithstanding any other provision of this Agreement to the contrary, the obligation of Parent to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

         5.1 Representations and Warranties True. The representations and warranties of the Companies and the Shareholders contained in this Agreement, including without limitation in the Disclosure Schedule initially delivered to Parent as Exhibit 3.1 (and not including any changes or additions delivered to Parent pursuant to Section 4.8), will be in all material respects true, complete and accurate as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct in all material respects at the Closing with respect to such date or period.

         5.2 Performance. Each of the Companies and the Shareholders will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Companies and the Shareholders on or prior to the Closing.

         5.3 Required Approvals and Consents.

                  (a) All action required by law and otherwise to be taken by the Board of Directors of the Companies and the shareholders of the Companies to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

                  (b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, and all Consents of or from all persons and entities other than Authorities that are identified under Section 5.3 on the Disclosure Schedule will have been delivered, made or obtained, and Parent will have received copies thereof.

         5.4 Adverse Changes. No material adverse change will have occurred in the businesses of the Companies.

         5.5 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate otherwise have a material adverse effect on the conduct of the businesses of the Companies.

         5.6 Opinion of Counsel for the Companies and Shareholders. Parent will have received an opinion of Brown & Streza, Irvine, California, counsel for the Companies and the Shareholders, dated the Closing Date, substantially in the form and substance set forth as Exhibit 5.6 hereto.

         5.7 Legislation. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

         5.8 Acceptance by Counsel to Parent. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder will be reasonably acceptable to Oppenheimer Wolff & Donnelly, counsel to Parent.

         5.9 Certificates. Parent will have received such certificates of the Companies' officers and of each of the Shareholders, in a form and substance reasonably satisfactory to Parent, dated the Closing Date, to evidence compliance with the conditions set forth in this Article 5 and such other matters as may be reasonably requested by Parent.

         5.10 Due Diligence. Parent will have received all information requested by it pursuant to Section 4.4 hereof and will be satisfied with all financial information and with all other aspects of the Companies and that no information acquired during due diligence could result in a material adverse change in the business or prospects of the Companies following the Closing.

         5.11 Escrow Agreement. The parties thereto will have executed and delivered the Escrow Agreement.

         5.12 Employment and Noncompete Agreements. Shareholders will have executed and delivered to Parent the employment and noncompete agreements in the form of agreement included as Exhibit 5.12.

         5.13 Divestiture of Interest. Shareholders will have executed and delivered to Parent copies of all documents needed to divest the Shareholders and the Companies of any and all interest in the equity or debt of TechLine.


                                    ARTICLE 6
         CONDITIONS TO THE OBLIGATION OF THE COMPANIES AND SHAREHOLDERS

         Notwithstanding anything in this Agreement to the contrary, the obligation of the Companies and Shareholders to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

         6.1 Representations and Warranties True. The representations and warranties of Parent contained in this Agreement will be in all material respects true, complete and accurate as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct in all material respects at the Closing with respect to such date or period.

         6.2 Performance. Parent will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Parent at or prior to the Closing.

         6.3 Required Approvals and Consents.

                  (a) All action required to be taken by Parent to authorize the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby will have been duly and validly taken.

                  (b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, and all Consents of or from all persons and entities other than Authorities that are identified under Section 6.3(b) on the Disclosure Schedule will have been delivered, made or obtained, and the Companies will have received copies thereof.

         6.4 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate otherwise have a material adverse effect on the conduct of the business of the Parent.

         6.5 Certificates. Parent will have furnished the Companies and Shareholders with such certificates of the Companies officers, in a form and substance reasonably acceptable to Companies and Shareholders, dated the Closing Date, to evidence compliance with the conditions set forth in this Article 6 and such other matters as may be reasonably requested by Companies.

         6.6 Opinion of Parent Counsel. Parent will have delivered to the Companies and the Shareholders an opinion from Oppenheimer Wolff & Donnelly, Minneapolis, Minnesota, counsel to Parent, dated the Closing Date, in the form and substance set forth as Exhibit 6.6 hereto.

         6.7 Escrow Agreement. The parties thereto will have executed and delivered the Escrow Agreement and the appropriate deposit obligations with respect thereto will have been satisfied.

         6.8 Acceptance by Counsel to Shareholders. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder will be reasonably acceptable to Brown & Streza, counsel to the Companies and Shareholders.

         6.9 Employment and Noncompete Agreement with Shareholders. Parent will have executed and delivered to Shareholders the employment and noncompete agreements in the form of agreement included as Exhibit 5.12.

         6.10 Adverse Changes. No material adverse change will have occurred in the business of Parent since the date hereof.

         6.11 Legislation. No Law will have been enacted which prohibits, restricts or delays the consummation of the transaction contemplated hereby or any of the conditions to the consummation of such transaction.

         6.12 Assistance Agreement. Parent and the Eltrax Principals will have executed and delivered to Shareholders the Agreement to be dated the closing date among Parent, Shareholders and the Eltrax Principals concerning the assistance by Parent and the Eltrax Principals with a possible private placement.


                                    ARTICLE 7
                           TERMINATION AND ABANDONMENT

         7.1 Methods of Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time notwithstanding approval thereof by the Shareholders, but not later than the Closing:

                  (a) By mutual written consent of Parent, Acquisition Subs, Companies and Shareholders; or

                  (b) By Parent and Acquisition Subs on or after the Termination Date or such later date as may be established pursuant to Section 1.4, if any of the conditions provided for in Article 5 has not been satisfied or waived in writing by Parent prior to such date; or

                  (c) By the Companies and Shareholders on or after the Termination Date or such later date as may be established pursuant to
         Section 1.4, if any of the conditions provided for in Article 6 have not been satisfied or waived in writing by the Companies and Shareholders prior to such date;

                  (d) By Parent and Acquisition Subs or the Companies and Shareholders if the Closing has not occurred on or before May 30, 1996; or

                  (e) By the Parent and Acquisitions Subs at any time prior to the Closing in the event that the Parent determines that the results of its investigation and due diligence under Section 5.10 hereof is unsatisfactory.

         7.2 Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 7.1(a), written notice thereof will forthwith be given to the other party or parties, and the provisions of this Agreement (except to the extent provided in Section 9.1) will terminate, and the transactions contemplated herein will be abandoned, without further action by any party hereto. If this Agreement is terminated as provided herein: (i) each party will, upon request, redeliver all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) the confidentiality obligations of Section 4.5 will continue to be applicable; and (iii) except as provided in this Section, no party will have any liability for a breach of any representation, warranty, agreement, covenant or other provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof.


                                    ARTICLE 8
                          SURVIVAL AND INDEMNIFICATION

         8.1 Survival. The representations and warranties of each of the parties hereto will survive the Closing until the second anniversary of the Closing Date.

         8.2 Indemnification by Parent. (a) Parent agrees to indemnify each of the Shareholders from and against any and all loss, liability or damage suffered or incurred by it including any and all costs and expenses, including without limitation legal fees and expenses, in connection with enforcing the indemnification rights of Shareholders pursuant to this Section 8.2 by reason of
(i) any untrue representation of, or breach of warranty by, Parent in any part of this Agreement, provided, however, that no claim for indemnity may be made pursuant to this Section after the second anniversary of the Closing Date; and
(ii) any nonfulfillment of any covenant, agreement or undertaking of Parent in any part of this Agreement which by its terms is to remain in effect after the Closing and has not been specifically waived in writing at the Closing by the party or parties hereof entitled to the benefits thereof; (b) Parent agrees to indemnify the Shareholders from and against any and all loss, liability or damage suffered or incurred by them with respect to any claims against the Shareholders based on violations of federal or state securities laws resulting from or related to any press release, statement or regulatory filing related to the Merger, other than claims that are based on (i) Shareholders' intentional or negligent misstatement or omission of material facts concerning the Companies, the Companies' financial condition and business prospects, (ii) breaches of any of Shareholders' representations, warranties, covenants or agreements in this Agreement, and (iii) the actual misconduct by the Shareholders; (c) Parent agrees to indemnify each of the Shareholders from and against any income tax liabilities, including penalties, interest and actual tax liability, but excluding any other consequential damages, loss or liability, resulting directly from any pass through taxable income from Rudata resulting directly from the Accounting Method Change, up to but not exceeding the amount of the tax liability that Rudata would have incurred if it were a C corporation income taxpayer on the taxable income if it had been taxable after Closing, on a combined basis with Nordata without giving effect to the surtax exemption, provided, however that Parent's indemnification obligation pursuant to this
Section 8.2(c) shall be limited to the actual tax liability, including penalties and interest, if any, that would have been assessed if Rudata had filed a Form 3115 requesting a change in accounting method and such request on Form 3115 had been approved prior to the receipt of the IRS Correspondence (as defined in Section 8.3(b)(ii)).

         8.3 Indemnification by Shareholders.

         (a) Untrue Representation or Breach of Warranty. Each Shareholder, jointly and severally, agrees to indemnify Parent, its directors, officers, employees and agents, from and against any and all loss, liability or damage suffered or incurred by it by reason of any untrue representation of, or breach of warranty by Companies or any Shareholder in this Agreement, provided, however, that no claim for indemnity may be made pursuant to this Section after the second anniversary of the Closing Date.

         (b) Tax Liability. Each Shareholder, jointly and severally, hereby agrees to reimburse Nordata for each of the following:

                  (i) Any penalties or interest assessed against Nordata by any Authority resulting from Nordata's failure to timely pay its 1995 income tax liability;

                  (ii) With respect to any income tax liability assessed against Nordata as a result of the Accounting Method Change (the "Accounting Change Tax Liaiblity"), any penalties or interest assessed against Nordata by any Authority which would not otherwise have been assessed by such Authority had Nordata filed a Form 3115 requesting a change of accounting method and such request on Form 3115 had been approved by such Authority prior to Nordata's receipt of the correspondence from the Internal Revenue Service dated April 25, 1996 (the "IRS Correspondence"); and

                  (iii) In the event that Nordata is required to pay the Accounting Change Tax Liability in a manner that is less favorable to Nordata than would have been available to Nordata had it filed a Form 3115 requesting a change of accounting method and had such request been approved prior to receipt of the IRS Correspondence, the cost to Nordata of the loss of the use of the money to pay the Accounting Change Tax Liability using an interest rate equal to the interest rate applicable to underpayments of federal income tax.

         8.4 Indemnification by Shareholders -- Other. Each Shareholder, jointly and severally, agrees to indemnify Parent, its directors, officers, employees and agents from and against: (i) any and all loss, liability or damage suffered or incurred by it by reason of any nonfulfillment of any covenant, agreement or undertaking of the Companies or any Shareholder in this Agreement which by its terms is to remain in effect after the Closing and has not been specifically waived in writing at the Closing by the party or parties hereto entitled to the benefits thereof; and (ii) any and all costs and expenses, including without limitation legal fees and expenses, in connection with enforcing the indemnification rights of Parent pursuant to Sections 8.3 and 8.4.

         8.5 Limitation on Indemnification. Except as provided in Sections 8.3(b) and 8.6(b), the Shareholders' indemnification obligations under this
Article 8 will be limited to Five Million Dollars ($5,000,000).

         8.6 Indemnification De Minimis Threshold.

         (a) Except as expressively provided otherwise herein, and subject to the provisions of Section 8.6(b), neither of the Shareholders nor the Parent as the case may be, will be entitled to indemnification under this Agreement unless the aggregate of all claims with respect to untrue representations or breaches of warranties hereunder is more than Two Hundred Fifty Thousand Dollars ($250,000)(the "Threshold Amount"). When the aggregate amount of all such indemnification claims hereunder equals or exceeds the Threshold Amount, the Parent or the Shareholders, as the case may be, will be entitled to full indemnification of all claims, including the Two Hundred Fifty Thousand Dollars ($250,000) that amounted to the Threshold Amount. Once the aggregate indemnification claims hereunder equal or exceed the Threshold Amount, the Shareholders or the Parent, as the case may be, will be entitled to full indemnification for all claims. The parties hereto agree that the Threshold Amount is not a deductible amount, nor that the Threshold Amount will be deemed to be a definition of "material" for any purpose in this Agreement. The parties hereto acknowledge and agree that any claims made or reimbursement paid pursuant to Section 8.3(b) shall not count towards the Threshold Amount.

         (b) If either of the Shareholders or the Companies have breached a representation, warranty, covenant or agreement, and such breaching party had actual knowledge of the breach of the representation, warranty, covenant or agreement herein, or had actual knowledge of the potential or probable loss, liability or damage (based on actual knowledge of the facts and circumstances giving rise to such loss, liability or damage) without disclosing such in the Disclosure Schedule on or prior to the Closing Date, the Shareholders will jointly and severally promptly pay Parent the full indemnification claim without regard to the Threshold Amount set forth in this Section, and without regard to the overall limitation on amount as set forth in Section 8.5.

         8.7 Claims for Indemnification. The parties intend that all indemnification claims hereunder be made as promptly as practicable by the party seeking indemnification (the "Indemnified Party") and that in the case of Parent all such claims be made pursuant to the terms and provisions of the Escrow Agreement until and including the Termination Date, as defined in the Escrow Agreement. After the Termination Date all such claims of Parent, including without limitation pre-Termination Date claims which, on or prior to the Termination Date, were admitted as valid pursuant to Escrow Agreement procedures or are or become the subject of an arbitration award in favor of the Indemnified Party but which are not satisfied pursuant to the Escrow Agreement, will be presented to the Shareholders who, in the case of admitted claims and arbitration awards as aforesaid, will pay such claims and awards, and, in the case of all other claims, will proceed according to the remaining terms and provisions of this Section. Whenever any claim arises for indemnification hereunder (other than a claim to be submitted pursuant to aforesaid terms and provisions), the Indemnified Party will promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party, the notice to the Indemnifying Party will specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party will not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld. If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, it will deliver, within ten (10) business days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. If the Indemnifying Party filed timely written notice of objection to any claim for indemnification, the validity and amount of such claim will be determined by arbitration pursuant to Section 9.12 hereof. If timely notice of objection is not delivered or if a claim by an Indemnified Party is admitted in writing by an Indemnifying Party or if an arbitration award is made in favor of an Indemnified Party, the Indemnified Party, as a non-exclusive remedy, will have the right to set-off the amount of such claim or award against any amount yet owed, whether due or to become due, by the Indemnified Party or any subsidiary thereof to any Indemnifying Party by reason of this Agreement or any agreement or arrangement or contract to be entered into at the Closing.

         8.8 Payment of Indemnification Claims by Shareholders. It is the intention of the parties that Parent's indemnification claims shall be first satisfied by the Shareholders jointly and severally out of the Escrowed Shares. With respect to indemnification claims pursuant to Sections 8.3(a) or 8.4, the parties agree that the maximum number of Escrowed Shares available to satisfy Parent's indemnification claims will be Two Hundred Fifty Thousand (250,000). To the extent that such indemnification claim exceeds the value of Two Hundred Fifty Thousand (250,000) Escrowed Shares, Parent shall seek payment directly from Shareholders, who will be jointly and severally liable therefor. With respect to reimbursement claims pursuant to Section 8.3(b), the parties agree that the maximum number of Escrow Shares available to satisfy Parent's reimbursement claims will be Two Hundred Thousand (200,000) (the "Tax Escrow Shares"). To the extent that such reimbursement claim exceeds the value of Two Hundred Thousand (200,000) Escrowed Shares, Parent shall seek payment directly from Shareholders, who will be jointly and severally liable therefor. Upon final resolution of Shareholders' reimbursement obligations pursuant to Section 8.3(b), Parent, on the one hand, and Shareholders, on the other hand, agree to issue a joint written instruction to the Escrow Agent to distribute any remaining Tax Escrow Shares to the Shareholders in accordance with the Escrow Agreement.


                                    ARTICLE 9
                            MISCELLANEOUS PROVISIONS

         9.1 Expenses. Each of the parties hereto will bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including without limitation fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the transactions contemplated herein is consummated, and in particular, Shareholders agree to pay all fees and expenses payable to Brown & Streza law firm, and to Allen Matkins Leck Gamble & Mallory law firm; and Parent will pay the fees and expenses of Coopers & Lybrand and Oppenheimer Wolff & Donnelly; provided, however, that Parent on the one hand, and Shareholders, on the other, will each bear one-half (1/2) of all fees and expenses of any escrow agent.

         In addition, in the event that the Merger is not consummated even after all conditions to Closing as set forth in Article 5 (Conditions to Obligations of Parent) hereof have been satisfied, Parent will promptly pay the Shareholders the sum of Two Hundred Fifty Thousand Dollars ($250,000) as liquidated damages. In addition, in the event the Merger is not consummated even after all conditions to the Companies' and Shareholders' obligations have been satisfied as set forth in Article 6 (Conditions to Obligations of the Companies and the Shareholders) hereof, Shareholders will promptly pay Parent the sum of Two Hundred Fifty Thousand Dollars ($250,000) as liquidated damages. The parties hereto agree and acknowledge that the aforesaid amounts payable to each party constitutes liquidated damages and not a penalty and represents the parties' efforts to reasonably estimate a fair compensation for the foreseeable losses that might be suffered by Parent in the event the transactions contemplated herein will not be consummated for any of the above-described reasons.

         9.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

         9.3 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

         9.4 No Third Party Beneficiaries. Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

         9.5 Notices. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

         If to either of the Companies or the Shareholders:

                  To:     Datatech
                          27126 Paseo Espada, Suite 1602
                          San Juan Capistrano, CA 92675
                          Attention:  Howard B. and Ruby Lee Norton
                          Fax: (714) 493-1840

                  With a copy to:

                          Brown and Streza
                          7700 Irvine Center Drive, Suite 900
                          Irvine, CA  92718
                          Attn:  Richard E. Streza, Esq.
                          Fax:  (714) 453-2916

or to such other person or address as either of the Companies will furnish to the other parties hereto in writing in accordance with this Section.

         If to Parent or either of the Acquisition Subs:

                  To:     Eltrax Systems, Inc.
                          Rush Lake Business Park
                          1775 Old Highway 8
                          St. Paul, MN  55112
                          Attn: Mack V. Traynor III
                          Chief Executive Officer
                          Fax:  612-633-8372

                  With a copy to:

                          Oppenheimer Wolff & Donnelly
                          45 South Seventh Street
                          Suite 3400
                          Minneapolis, MN 55402
                          Attn: Thomas R. Marek, Esq.
                          Fax: 612-344-9376

or to such other person or address as Parent or either of the Acquisition Subs will furnish to the other parties hereto in writing in accordance with this Section.

         9.6 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided, however, that Parent may assign this Agreement, in whole or in any part, and from time to time, to a wholly-owned, direct or indirect, subsidiary of Parent, if Parent remains bound hereby).

         9.7 Governing Law. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Minnesota (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

         9.8 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         9.9 Headings. The table of contents and the headings of the sections and Sections of this Agreement are inserted for convenience only and will not constitute a part hereof.

         9.10 Entire Agreement. The Disclosure Schedule and the exhibits and other writings referred to in this Agreement and in the Disclosure Schedule or any such exhibit or other writing are part of this Agreement, together with this Agreement they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as "this Agreement" or the "Agreement". There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior and contemporaneous oral and written agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement (including without limitation the letter of intent dated March 19, 1996 between Parent and Shareholders and all amendments and extensions thereof). Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision will become invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

         9.11 Injunctive Relief. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements in Sections 4.3 and
4.5 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Sections 4.3 and 4.5 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms thereof.

         9.12 Arbitration. With the sole exception of the injunctive relief contemplated by Section 9.11 hereof, any controversy or claim arising out of or relating to this Agreement, or the making, performance or interpretation hereof, including without limitation alleged fraudulent inducement hereof, will be settled by binding arbitration in Minneapolis, Minnesota by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Minnesota for this purpose.

         9.13 List of Defined Terms. Reference is made to Exhibit 9.13 for a listing and location of terms defined in this Agreement.

         9.14 Attorneys Fees. If any arbitration, litigation or similar proceedings are brought by any party to enforce any obligation or to pursue any remedy under this Agreement, the party prevailing in any such arbitration, litigation or similar proceedings will be entitled to costs of collection, if any, and reasonable attorneys fees incurred in connection with such proceedings and in collecting or enforcing any award granted therein.

         9.15 Knowledge of the Companies and Shareholders. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of each of the Companies and the Shareholders, such phrase will include the actual present knowledge of either one or both of the Shareholders assuming that such Shareholders have made reasonable diligent inquiry as to the matters that are the subject of the representations and warranties.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:                                      COMPANIES:

Eltrax Systems, Inc.                         Nordata, Inc.

By:  /s/                                     By:  /s/
         Mack V. Traynor III                          Howard B. Norton
Its:     Chief Executive Officer             Its:     President

ACQUISITION SUBS:
                                             By:  /s/
Datatech Acquisition Corporation                      Ruby Lee Norton
                                             Its:     Secretary
By:  /s/
         Mack V. Traynor III                 Rudata, Inc.
Its:     President
                                             By:  /s/
                                                      Ruby Lee Norton
Rudata Acquisition Corporation               Its:     President

By:  /s/
         Mack V. Traynor III                 By:  /s/
Its:     President                                    Howard B. Norton
                                             Its:     Secretary


                                             SHAREHOLDERS:


                                              /s/
                                             Howard B. Norton


                                              /s/
                                              Ruby Lee Norton





                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


         This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of May 17, 1996 (the "First Amendment"), is by and among ELTRAX SYSTEMS, INC., a Minnesota corporation, DATATECH ACQUISITION CORPORATION, a Minnesota corporation and a wholly-owned subsidiary of the Parent, RUDATA ACQUISITION CORPORATION, a Minnesota corporation and a wholly-owned subsidiary of the Parent, NORDATA, INC., a California corporation ("Rudata"), and HOWARD B. and RUBY LEE NORTON, the sole shareholders of Nordata and Rudata.

                                R E C I T A L S :

         A. WHEREAS, the parties hereto have entered into an Agreement and Plan of Merger dated as of May 14, 1996 (the "Agreement");

         B. WHEREAS, the parties desire to amend certain terms, conditions and covenants of the Agreement; and

         C. WHEREAS, the parties acknowledge and agree that the merger of Rudata Acquisition Sub and Rudata will not qualify as a reorganization within the meaning of Section 368 of the Code.

                  NOW, THEREFORE, in consideration of the covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                               A G R E E M E N T :

                                    ARTICLE I
                             AMENDMENTS TO AGREEMENT

         1.1 Amendment to Section 4.21. Section 4.21 of the Agreement is restated as follows:

                  "4.21 Divestment of Interest. The Shareholders will cause to occur a divestiture of all of the Shareholders' and the Companies' beneficial ownership in, and any interest as a debt or equity holder of, TechLine within ten (10) days of the Closing Date."

         1.2 Amendment to Article 4. Article 4 of the Agreement is amended to add the following new Section 4.22:

                  "4.22. Section 338(h)(10) Election. Shareholders agree to cooperate with and join Parent in the making of an election pursuant to
         Section 338(h)(10) of the Code with respect to the merger of Rudata, if, in its sole discretion, Parent desires to make such an election. If, as a direct result of making an election pursuant to Section 338(h)(10) of the Code, the Shareholders incur a federal or state income tax liability that is greater than such Shareholders' income tax liability if no such election had been made, Parent agrees to pay Shareholders an amount equal to any such additional income tax liability. Such payment shall be grossed up for any federal or state income tax that may result from such payment so that on an after-tax basis the Shareholders are made whole."

         1.3 Amendment to Section 5.13. Section 5.13 of the Agreement is amended by deleting such section in its entirety.

                                   ARTICLE II
                            MISCELLANEOUS PROVISIONS

         2.1 Incorporation by Reference. Article 9 of the Agreement is incorporated herein by reference.

         2.2 Capitalized Terms. Capitalized terms used herein and not otherwise defined have the meaning set forth in the Agreement.

         IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed as of the day and year first above written.

PARENT:                                      COMPANIES:

Eltrax Systems, Inc.                         Nordata, Inc.

By: /s/ Mack V. Traynor, III                 By: /s/ Howard B. Norton
    Mack V. Traynor, III                         Howard B. Norton
    Its:  Chief Executive Officer                Its:  President

ACQUISITION SUBS:                            By: /s/ Ruby Lee Norton
                                                 Ruby Lee Norton
Datatech Acquisition Corporation                 Its:  Secretary


By: /s/ Mack V. Traynor, III                 Rudata, Inc.
    Mack V. Traynor, III
    Its:  President
                                             By: /s/ Ruby Lee Norton
                                                 Ruby Lee Norton
Rudata Acquisition Corporation                   Its:  President


By: /s/ Mack V. Traynor, III                 By: /s/ Howard B. Norton
    Mack V. Traynor, III                         Howard B. Norton
    Its:  President                              Its:  Secretary